UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

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Hurco Companies, Inc.

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HURCO COMPANIES, INC.

ONE TECHNOLOGY WAY

P.O. BOX 68180

INDIANAPOLIS, INDIANA 46268

(317) 293-5309

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held March 11, 2021

The 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting”) of Hurco Companies, Inc. (the “Company”), will be held in a virtual-only format at 10:00 a.m. Eastern Time on Thursday, March 11, 2021, for the following purposes:

1.	To elect eight directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualify;

2.	To approve, in an advisory (non-binding) “say-on-pay” vote, the compensation paid to our named executive officers;

3.	To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2021; and

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Due to the continued public health impact of the coronavirus pandemic (COVID-19), and to support the health, safety, and well-being of our shareholders, employees, directors, and their respective families, the Company will hold its 2021 Annual Meeting in a virtual meeting format only, via webcast. In future years, once the public health impact of COVID-19 begins to normalize, the Company intends to offer an in-person shareholder attendance option consistent with past practice.

The Board of Directors recommends a vote FOR items 1, 2, and 3. The persons named as proxies will use their discretion to vote on any other matters that may properly arise at the 2021 Annual Meeting.

The foregoing items of business are more fully described in our proxy statement accompanying this notice. Please read our proxy statement carefully.

Only shareholders of record as of the close of business on the record date of January 15, 2021, are entitled to notice of and to vote at the 2021 Annual Meeting or any adjournments thereof. To participate in and/or vote at the virtual 2021 Annual Meeting, prior registration is required before 5:00 p.m. Eastern Time on March 9, 2021. To pre-register, go to www.proxydocs.com/HURC and enter the control number found on your proxy card or voting instruction form. Upon completing your registration, you will receive a confirmation email. Approximately one hour prior to the meeting start time, each pre-registered shareholder will receive an email containing a unique link that will allow that shareholder to access the virtual 2021 Annual Meeting, view the list of our shareholders of record, and vote at the virtual 2021 Annual Meeting.

If you have pre-registered by the deadline and plan to attend the virtual 2021 Annual Meeting, we encourage you to access the virtual platform prior to the start time of the meeting to allow time to log-in and test your device’s audio system. You may begin to log into the virtual platform beginning at 9:45 a.m. Eastern Time on March 11, 2021.

Please mark, sign, and date the enclosed proxy card and return it in the enclosed return envelope, which requires no postage if mailed in the United States, or vote your shares via the Internet or by telephone as described on the proxy card. In the event there are not sufficient votes for approval of one or more of the above matters at the time of the 2021 Annual Meeting, the Company may adjourn the 2021 Annual Meeting in order to permit further solicitation of proxies.

By order of the Board of Directors,

Sonja K. McClelland, Secretary

Indianapolis, Indiana

January 29, 2021

YOUR VOTE IS IMPORTANT—Even if you plan to attend the virtual 2021 Annual Meeting, we urge you to mark, sign, and date the enclosed proxy card and return it promptly in the enclosed envelope or to vote your shares via the Internet or by telephone as described on the proxy card.

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting to Be Held on March 11, 2021

In accordance with the rules of the Securities and Exchange Commission, we are advising our shareholders of the availability on the Internet of our proxy materials related to the 2021 Annual Meeting. These rules allow companies to provide access to proxy materials in one of two ways. Because we have elected to utilize the “full set delivery” option, we are delivering to all shareholders paper copies of all of the proxy materials, as well as providing access to those proxy materials on a publicly-accessible website.

This Notice of 2021 Annual Meeting and the corresponding proxy statement, form of proxy card, and our most recent annual report on Form 10-K are available at www.hurco.com/proxymaterials. If you plan to attend the virtual 2021 Annual Meeting by webcast, please see the corresponding proxy statement and form of proxy card for instructions regarding required pre-registration. You may obtain technical assistance or instructions related to pre-registration at www.proxydocs.com/HURC. You may obtain technical assistance related to attending the virtual 2021 Annual Meeting at the website in the unique link that will be sent to you approximately one hour prior to the start time of the 2021 Annual Meeting if you previously completed the pre-registration before 5:00 p.m. Eastern Time on March 9, 2021.

Cautionary Note Regarding Forward-Looking Statements

The statements included in this proxy statement regarding future performance and results, expectations, plans, strategies, priorities, commitments, and other statements that are not historical facts are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are based upon current beliefs, expectations, and assumptions and are subject to significant risks, uncertainties, and changes in circumstances that could cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended October 31, 2020. Readers of this proxy statement are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

HURCO COMPANIES, INC.

One Technology Way

P. O. Box 68180

Indianapolis, Indiana 46268

2021 Annual Meeting of Shareholders

March 11, 2021

PROXY STATEMENT

This proxy statement and accompanying proxy are being furnished to the holders of common stock of Hurco Companies, Inc. (the “Company,” “Hurco,” “we,” or “us”) in connection with the solicitation of proxies by the Board of Directors for the Company’s 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting”), to be held at 10:00 a.m. Eastern Time on Thursday, March 11, 2021, in virtual format only, via webcast, and any adjournments thereof. This proxy statement and the accompanying form of proxy are being mailed to our shareholders on or about January 29, 2021.

QUESTIONS AND ANSWERS ABOUT THE 2021 ANNUAL MEETING AND VOTING

Who is entitled to vote at the meeting and what are my voting rights?

Shareholders of record as of the close of business on the record date of January 15, 2021 are entitled to vote at the 2021 Annual Meeting or any adjournments thereof. As of that date, there were 6,665,033 shares of our common stock outstanding and entitled to vote at the 2021 Annual Meeting. Holders of our common stock as of the record date are entitled to one vote per share with respect to each matter submitted to a vote of the shareholders. There is no cumulative voting on election of directors or any other matter.

How many shares must be present to hold the meeting?

The presence in person or by proxy of the holders of a majority of the outstanding shares entitled to vote at the 2021 Annual Meeting is necessary to constitute a quorum for the transaction of business.

What matters will be voted on at the meeting?

There are three matters to be considered at the meeting, as follows:

1.	Election of eight directors to serve until the 2022 Annual Meeting of Shareholders and until their successors are duly elected and qualify;

2.	An advisory vote to approve the compensation paid to our named executive officers, also referred to as the “say-on-pay” vote; and

3.	Ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2021.

How are votes counted?

All shares that have been properly voted, and not revoked, will be voted at the meeting in accordance with the instructions of the voting shareholders.

Brokers are not entitled to exercise discretion to vote shares on any of the matters to be voted on at the meeting other than the ratification of the appointment of the auditor, unless the shareholder gives voting instructions to the broker. Accordingly, if you hold your shares in “street name” and wish your shares to be voted by your broker on the election of directors or the say-on-pay vote, you must give your broker voting instructions.

What vote is required to approve each proposal?

To approve each of the proposals, the following votes are required from the holders of voting shares. Abstentions and broker non-votes will not count as votes cast on the proposals below and will not affect the outcome of the votes.

Proposal		Vote Required
1	Election of directors	The election of director nominees will be determined by a plurality of the shares voting on such election, which means that the director nominees receiving the most FOR votes will be elected up to the maximum number of directors to be elected at the 2021 Annual Meeting.
2	Say-on-pay vote	More votes are cast FOR than AGAINST.
3	Ratification of auditors	More votes are cast FOR than AGAINST.

With respect to the election of directors, although there is a plurality voting standard, our Amended and Restated By-Laws (the “By-Laws”) provide that in an uncontested election, any incumbent director nominee who does not receive more FOR votes than WITHHOLD votes must tender his or her resignation as a director to the Board of Directors (the “Board”), subject to acceptance by the Board. The Nominating and Governance Committee of the Board will consider any resignation tendered under this policy and will recommend to the Board whether to accept or reject it, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, within 90 days following the certification of the shareholder director election, and will promptly issue a press release regarding its decision. If the resignation is not accepted, the director shall continue to serve until the 2022 Annual Meeting of Shareholders and until his or her successor has been elected and qualified, or unless he or she is removed, resigns, dies, or becomes so incapacitated he or she can no longer perform any of his or her duties as a director.

How can I vote my shares without attending the meeting?

Whether you hold your shares directly as a registered shareholder or beneficially in street name, you may vote without attending the meeting. If you are a shareholder of record, you can vote your shares by granting a proxy via the Internet, over the telephone, or by mailing your signed proxy card. If you hold your shares in street name, your broker, bank, or other nominee will provide you with materials and instructions on voting your shares.

How do I vote my shares at the meeting?

To participate in and/or vote at the virtual 2021 Annual Meeting, shareholders must pre-register for the meeting by 5:00 p.m. Eastern Time on March 9, 2021, at www.proxydocs.com/HURC using the control number found on their proxy card or their voting instruction form. Upon completing your registration, you will receive a confirmation email. Approximately one hour prior to the meeting start time, each pre-registered shareholder will receive an email containing a unique link that will allow that shareholder to access the virtual 2021 Annual Meeting, view the list of our shareholders of record, and vote at the virtual 2021 Annual Meeting.

Whether or not you plan to attend the virtual 2021 Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting either via the Internet, by telephone, or by mail so that your vote will be counted if you later decide not to, or cannot, attend the meeting. Only shareholders who owned our common stock as of the close of business on January 15, 2021 and who pre-registered in advance of the deadline set forth above are entitled to attend the meeting.

What can I do if I change my mind after I submit my proxy?

If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the meeting by: (1) giving timely written notice of the revocation to our Corporate Secretary, (2) timely submitting a later-dated proxy via the Internet, by telephone, or by mail, or (3) attending the virtual meeting and voting in that forum, if you have completed your pre-registration by the deadline noted above. If your shares are held in street name, you may submit new voting instructions by contacting your broker, bank, or other nominee holder or in the alternative, you may vote at the virtual 2021 Annual Meeting if you have completed your pre-registration by the deadline noted above, and if you have obtained a “legal proxy”. In order for your vote to count, you must first obtain a legal proxy issued by your brokerage firm, to vote your shares in your own name. Please contact your broker or follow the instructions you receive on your voting instruction form from your broker.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

•	FOR the election of the eight nominees as directors.

•	FOR the say-on-pay vote.

•	FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2021.

How would my shares be voted if I do not specify how they should be voted?

If you sign and return a proxy card without indicating how you want your shares to be voted, the persons named as proxies will vote your shares as follows:

•	FOR the election of the eight nominees as directors.

•	FOR the say-on-pay vote.

•	FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2021.

What is the effect of the say-on-pay vote?

The say-on-pay vote is advisory and not binding on the Company, the Board, or the Compensation Committee. We could, if the Board or the Compensation Committee concluded it was in our best interests, choose not to follow or implement the outcome of the advisory vote. However, as was the case with the results of the say-on-pay vote at prior Annual Meetings of Shareholders, we expect that the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.

What happens if additional matters are presented at the 2021 Annual Meeting?

We know of no other matters other than the items of business described in this proxy statement that will be presented at the meeting. If you grant a proxy, the persons named as proxy holders will have discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Indiana law and our By-Laws.

Who will count the votes?

Our Corporate Secretary will count the votes.

Can I review the list of shareholders entitled to vote at the meeting?

A list of shareholders entitled to vote at the meeting will be available for five business days prior to the meeting, between the hours of 9:00 a.m. and 4:30 p.m., Eastern Time, at our offices at One Technology Way, Indianapolis, Indiana 46268. If you would like to view the shareholder list, please contact our Corporate Secretary to schedule an appointment.

A list of shareholders entitled to vote at the meeting will also be available virtually during the meeting to those shareholders who have pre-registered by the deadline and are attending the virtual annual meeting.

Who pays for the cost of proxy preparation and solicitation?

We will pay the cost of preparing, assembling, and mailing this proxy statement and form of proxy. We will also request that banks, brokers, and other holders of record send the proxy materials to, and obtain proxies from, beneficial owners, and will reimburse them for their reasonable expenses in doing so.

Is this proxy statement the only way that proxies are being solicited?

Our directors, officers, and other employees may also solicit proxies personally by telephone, facsimile, electronic mail, personal contact, or otherwise. They will not be specifically compensated for doing so.

Can I receive future proxy statements and annual reports electronically?

Yes. If you are a shareholder of record, you may request and consent to electronic delivery of future proxy statements, annual reports, and other shareholder communications by following the instructions on the proxy card to vote using the Internet and when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. You may also contact our Transfer Agent, Computershare Investor Services, by calling (781) 575-2879 or toll-free at (877) 282-1169, or by writing: Computershare Investor Services, P.O. Box 505000, Louisville, KY 40233-5000. If your shares are held beneficially in street name, please contact your bank, broker, or other nominee and ask about the availability of electronic delivery.

Are you planning on making the proxy materials only available by Internet this year, unless paper copies are requested?

No. Although many public companies mail a notice to their shareholders so they can provide proxy materials through the Internet, we have elected to use the “full set delivery” option and so are providing paper copies of proxy materials to all of our shareholders, unless otherwise previously requested by the shareholder. Our proxy materials and Annual Report on Form 10-K are also available via the Internet at www.hurco.com/proxymaterials. We may decide not to use the “full set delivery” option in the future; however, you will still have the right to request a free set of proxy materials by mail.

PROPOSAL 1. ELECTION OF DIRECTORS

The Board currently consists of nine members. The Board, acting on the recommendation of our Nominating and Governance Committee, has nominated the eight individuals identified below for election as directors. Each of the nominees is currently a director. No fees were paid to any third parties to identify or evaluate potential nominees. Unless authority is specifically withheld, the shares being voted by proxy will be voted in favor of these nominees. Each nominee who is elected will serve for a term of one year, which expires at our next Annual Meeting of Shareholders or such later date as his or her successor has been elected and qualified.

Mr. Robert Cruickshank is currently serving as one of our nine directors. Mr. Cruickshank is retiring at the end of his current term, and therefore, has not been nominated for re-election at the 2021 Annual Meeting. The Board thanks Mr. Cruickshank for his dedicated service on the Board. The Board, acting on the recommendation of our Nominating and Governance Committee, has approved a decrease in the size of the Board from nine members to eight members, to be effective as of the election of directors at our 2021 Annual Meeting. Proxies cannot be voted for a greater number of persons than eight, which is the number of nominees named in this proxy statement.

If any of these nominees becomes unable to serve, we expect that the persons named in the proxy will exercise their voting power in favor of such other person or persons as the Board may recommend. All of the nominees have consented to being named in this proxy statement and to serve if elected. The Board knows of no reason why any of the nominees would be unable to serve.

The names of the persons who are nominees for election and their current positions and offices with Hurco, if any, are set forth below. There are no family relationships among any of our directors or officers.

Nominees	Positions and Offices Held with Hurco
Thomas A. Aaro	Director
Michael Doar	Chairman, Chief Executive Officer, and Director
Cynthia Dubin	Director
Timothy J. Gardner	Director
Jay C. Longbottom	Director
Richard Porter	Director
Janaki Sivanesan	Director
Gregory Volovic	President, Chief Operating Officer, and Director

Business Experience and Qualifications of Nominees

Thomas A. Aaro, age 63, has been a member of the Board since March 2015. From 2002 to 2017, Mr. Aaro was the founder and Managing Partner of BlueBlack LLC, an independent integrated/shopper marketing agency that provides strategic and promotional consulting, training, and implementation to consumer packaged goods (“CPG”) companies, marketing agencies, marketing services, and digital marketing companies. Previously, he served as the Partner/Chief Executive Officer of Marketing Drive-MGR, an integrated promotional marketing agency and as Chief Marketing Officer/Consultant for a number of technology-oriented companies, including Supermarkets Online, a division of Catalina, a consumer packaged goods (CPG) internet savings site, and Wavetel, a startup wireless Internet Service Provider in North Carolina.

Mr. Aaro brings to our Board extensive knowledge of marketing and entrepreneurship. His over thirty years of experience leading marketing strategy for numerous CPG and technology companies and experience as an entrepreneur provides valuable insight to our Board.

Michael Doar, age 65, has been a member of the Board since 2000. Mr. Doar was elected Chairman of the

Board and appointed our Chief Executive Officer (“CEO”) in fiscal 2001. He also served as our President from November 2009 to March 2013. Prior to joining Hurco, Mr. Doar served as Vice President of Sales and Marketing of Ingersoll Contract Manufacturing Company, a subsidiary of Ingersoll International, an international engineering and machine tool systems business, having previously held various management positions with Ingersoll International from 1989. Mr. Doar also serves as a director of Twin Disc, Incorporated, a manufacturer of marine and heavy duty off-highway power transmission equipment.

Mr. Doar has led Hurco for more than nineteen years. As Chairman and CEO, Mr. Doar brings to our Board his in-depth knowledge of our business, strategy, people, operations, competition, and financial position. Mr. Doar also provides leadership and vision for the development and execution of our strategic plans and the achievement of our business goals and objectives.

Cynthia Dubin, age 59, has been a member of the Board since March 2019. Ms. Dubin is an experienced chief financial officer and board director. In February 2019, Ms. Dubin was appointed to the board of the U.K. Competition and Markets Authority (“CMA”) and is the Interim-Chair of its Audit and Risk Assurance Committee. The CMA is a non-ministerial government department in the United Kingdom, responsible for strengthening business competition and preventing and reducing anti-competitive activities. Ms. Dubin served as the CFO of Pivot Power LLP, an emerging leader in power storage and electric vehicle infrastructure in the U.K., from August 2018 to March 2019. Ms. Dubin was also the CFO for JKX Oil & Gas PLC, from 2011 to 2016 and CFO for Canamens Ltd. from 2006 to 2011. These companies were London Stock Exchange listed and private equity-backed oil and gas exploration and production companies, respectively. Additionally, Ms. Dubin was European CFO for Edison Mission Energy, a pre-eminent builder, owner and operator of large-scale power generation projects and started her career as a project finance banker with Irving Trust Company. From 2015 to September 2020, she served on the Board of Directors of Babcock & Wilcox Enterprises, Inc., an NYSE-listed global leader in advanced energy and environmental technologies and services for the power and industrial markets with operations, subsidiaries and joint ventures worldwide. During her service, she served as the Chair of its Audit and Finance Committee and a member of its Governance Committee. Since September 2020, Ms. Dubin has served as a director for Synthomer plc, a publicly-traded chemicals manufacturer specializing in aqueous polymers, and is the Chair of its Audit Committee and a member of its remuneration committee. Since December 2020, Ms. Dubin has also served as a director for ICE Futures Europe, an exchange for futures and options contracts for crude oil, interest rates, equity derivatives, natural gas, power, coal, emissions, and soft commodities, and is a member of its Audit Committee.

Ms. Dubin brings to our Board thorough knowledge and understanding of complex international corporate finance, mergers and acquisitions, capital markets, and risk management and oversight.

Timothy J. Gardner, age 65, has been a member of the Board since March 2017. Since 2016, Mr. Gardner has been the Managing Director of Akoya Capital, responsible for leading Akoya’s industrial product sector. Since 2015, Mr. Gardner also has been serving as a Senior Advisor for Pritzker Private Capital (“Pritzker”) and a board member of LBP Manufacturing, a packaging company acquired by Pritzker. From 2009 to 2014, Mr. Gardner served as the Executive Vice President of Illinois Tool Works (“ITW”) and led ITW’s consumer products segment, a $1.6 billion business focused on packaging and specialty decorating.

Between 1997 and 2009, Mr. Gardner held various leadership positions within ITW. Mr. Gardner also serves on the boards of multiple not-for-profit organizations and is a member of the Audit Committee for the Keep America Beautiful organization located in Stamford, Connecticut.

Mr. Gardner brings to our Board extensive leadership experience in industrial and international manufacturing operations, as well as extensive knowledge and experience in finance and acquisitions and divestitures. During his tenure at ITW, Mr. Gardner led ten acquisitions and four divestitures and managed multiple division and group financial controllers.

Jay C. Longbottom, age 67, has been a member of the Board since March 2015. Mr. Longbottom is currently an Operating Partner of the BERKS Group, a privately held investment initiative, a position he has held since 2018. Previously, from 2013 to 2017, Mr. Longbottom was CEO of Robert Family Holdings (“RFH”), a privately-held company that manages a portfolio of specialty manufacturers, was a board member of RFH from 2008 to 2017, and served as RFH’s Audit Committee Chair from 2008 to 2013. For one year prior to his RFH positions, Mr. Longbottom served as CEO of Trostel, LLC, a rubber products company. Additionally, from 2002 to 2012, Mr. Longbottom was an executive of Haldex AB, a Swedish publicly-traded company that provides proprietary and innovative solutions to improve safety, vehicle dynamics, and environmental sustainability in the global commercial vehicle industry. Mr. Longbottom served as the CEO and President of Haldex AB from 2011 to 2012. Prior to 2011, he was the Executive Vice President and Head of the Commercial Vehicle Systems Division and the President of the Hydraulics Division of Haldex Group.

Mr. Longbottom brings to our Board significant knowledge in finance, mergers and acquisitions, and international manufacturing operations. His experience as a CEO of a Swedish publicly-traded company is especially relevant to understanding regulations and capital market requirements. Mr. Longbottom also currently serves as a director of two privately-held companies, was a director of RFH for nine years, and has served as a director of a number of international companies.

Richard Porter, age 65, has been a member of the Board since 2012. Mr. Porter has managed a private equity portfolio of manufacturing companies since 2007. Previously, he was President of CB Manufacturing, a cutting tool company, and President of Ingersoll Contract Manufacturing Company, a subsidiary of Ingersoll International.

Mr. Porter brings to our Board extensive experience in the machine tool industry, particularly in product and contract manufacturing. Mr. Porter also has experience serving on the boards of a number of private companies with annual revenues ranging from $40 million to $480 million.

Janaki Sivanesan, age 49, has been a member of the Board since 2008. Ms. Sivanesan is a practicing attorney and founding principal of a private equity firm focused on middle-market investments. She previously served as a partner at a large, New York law firm. She was admitted to the bars of the States of New York and Georgia in 2007 and 1996, respectively. Since 2020, Ms. Sivanesan has also served as a director of Essential Properties Realty Trust, Inc., a publicly-traded real estate investment trust that acquires, owns, and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. Ms. Sivanesan has experience in a wide range of corporate transactions, from mergers and acquisitions to corporate finance, including private debt, equity investments, and venture capital transactions. Ms. Sivanesan also has experience in cross-border transactions related to manufacturing and outsourcing and is particularly knowledgeable with respect to business operations in India.

Ms. Sivanesan provides to the Board and Audit Committee thorough knowledge and understanding of complex legal and capital markets transactions, as well as corporate mergers and acquisitions.

Gregory S. Volovic, age 57, has been a member of the Board since March 2019, our President since 2013, and our Chief Operating Officer since 2019. Mr. Volovic oversees all of Hurco’s operations, including worldwide sales, service, end-to-end management of research and development, new product development activities, and operational initiatives. He has held various positions within Hurco, most recently Executive Vice President, Software and Engineering, before becoming President in 2013. Prior to joining Hurco, Mr. Volovic led the advanced manufacturing equipment development program for the CRT division of RCA/Thomson and the worldwide development of Information Technology (IT) and E-business/Knowledge Management technologies. He also held various positions within Thomson, including Director of E-Business, Engineering, and Information Technology. Mr. Volovic started his career as a software developer for Unisys Corporation, where he was a Unix programmer. Mr. Volovic also serves on the board of a privately held company and is a board member of the Association of Manufacturing Technology (i.e., AMT).

Mr. Volovic brings to our Board his significant knowledge of the machine tool industry, as well as his experience and understanding of our technologies, product development, business strategies, people, and operations. Mr. Volovic also provides direction and guidance for the development and execution of our product strategies, business goals and objectives.

The Board of Directors recommends a vote “FOR” each of the nominees for director.

CORPORATE GOVERNANCE

Policies on Corporate Governance

Our Board believes that good corporate governance is important to ensure that our Company is managed for the long-term benefit of our shareholders. The Board or one of its committees periodically reviews our Corporate Governance Principles, the written charters for each of the standing committees of the Board, and our Code of Business Conduct and Ethics, and amends them as appropriate to reflect new policies or practices.

Board Leadership Structure

Our Board is currently led by Mr. Doar, our Chairman and CEO. Mr. Doar has held these positions since 2001 and has experience in leading the Company through a range of changes in business environments. The Board regularly reevaluates our Board leadership structure and succession planning and may determine that a different leadership structure is appropriate in the future. The Board currently believes that it is most efficient and effective for a single individual to fulfill these two leadership roles at this time. Combining the Chairman and CEO roles facilitates clear leadership responsibility and accountability, effective decision-making, and a cohesive corporate strategy. Our Board possesses considerable experience and knowledge of the challenges and opportunities that we face as a company. We feel the Board is well qualified to evaluate our current and future needs and to assess how the capabilities of our senior management can be most effectively organized to meet those needs.

Our Board currently has seven independent directors. We have three standing committees and, as required by our Corporate Governance Principles during times where the same individual holds the Chairman and CEO positions, one of our independent directors serves as our Presiding Independent Director. The independent directors have designated Mr. Cruickshank to serve as Presiding Independent Director, and the independent directors intend to designate a new Presiding Independent Director immediately following the 2021 Annual Meeting since Mr. Cruickshank is not a nominee for re-election to the Board. The Presiding Independent Director oversees executive sessions of the independent directors and plays an active role in setting Board agendas and facilitating interactions between the independent directors, on the one hand, and the full Board or management, on the other. The Board evaluates the appropriateness of its leadership structure on an ongoing basis and may change it as circumstances warrant. We believe that each of these measures counter-balances any risk that may exist in having Mr. Doar serve as both Chairman and CEO. For these reasons, our Board believes this leadership structure is effective for our Company.

Board Role in Risk Oversight

Our Board regularly receives reports from our CEO and other members of our senior management team regarding areas of significant risk to us, including strategic, operational, financial, legal, regulatory and reputational risks. However, management is responsible for assessing and managing our various risk exposures on a day-to-day basis. In this regard, management, with the assistance, where appropriate, of its counsel, has established functions that focus on particular risks, such as legal matters, regulatory compliance, treasury management, research and development, supply chain, and quality control, and has developed a comprehensive and integrated approach to overall risk management, which includes the identification of risks and mitigation plans in the strategic planning process.

Our Board’s role is primarily one of oversight. Our Board oversees our risk management processes to determine whether those processes are functioning as intended and are consistent with our business and strategy. Our Board conducts this oversight primarily through the Audit Committee, although some aspects of risk oversight are performed by the full Board or another committee. The Audit Committee is assigned with, among other things, oversight of our risks relating to accounting matters, financial reporting, and legal and regulatory compliance. The Audit Committee meets regularly with our Chief Financial Officer (“CFO”), external auditors, internal auditors, legal counsel, and management to discuss our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Audit Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by our independent auditors, the status of material litigation, and material accounting changes or proposed audit adjustments that could affect our financial statements. Our Audit Committee has standing items on its quarterly meeting agendas relating to these responsibilities. The Audit Committee members, as well as all other directors, have access to our CFO, internal auditors, and any other member of our management for discussions between meetings, as warranted. The Audit Committee provides reports to the full Board on risk-related items.

The activities of the Compensation Committee with respect to risks relating to our compensation policies and procedures are discussed below in the Executive Compensation section of this proxy statement.

Director Independence and Board Meetings

The Board has determined that each of our non-employee directors, Messrs. Aaro, Cruickshank, Gardner, Longbottom, and Porter, Ms. Dubin, and Ms. Sivanesan is “independent” as defined by the listing standards of The Nasdaq Stock Market (the market in which our common stock trades), or Nasdaq, and the director independence rules of the Securities and Exchange Commission, or SEC. The Board has affirmatively determined that none of the persons who served as independent directors during fiscal 2020 has any relationship with us that would impair their independence.

Directors are expected to attend Board meetings, meetings of committees on which they serve, and our Annual Meeting of Shareholders, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. The Board held five meetings during fiscal 2020. All directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which they served during fiscal 2020. All incumbent directors and director nominees, as of that date, attended our 2020 Annual Meeting of Shareholders.

Board Committees and Committee Meetings

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. The members of the committees, as of the date of this proxy statement, are identified in the following table.

	Audit	Compensation	Nominating and
Name of Director	Committee	Committee	Governance Committee
Thomas A. Aaro		X	X
Robert W. Cruickshank		X	Chair
Michael Doar
Cynthia Dubin	X
Timothy J. Gardner		Chair
Jay C. Longbottom	Chair
Richard Porter	X		X
Janaki Sivanesan	X
Gregory Volovic

Audit Committee

The Audit Committee oversees our accounting, financial reporting, and internal audit activities. It appoints our independent registered public accounting firm and meets with that firm, our internal audit team, and our CFO to review the scope, cost, and results of our annual audit and to review our internal accounting controls, policies, and procedures. The Report of the Audit Committee is included on page 50 of this proxy statement.

All members of the Audit Committee are “independent” as such term is defined for audit committee members under the Nasdaq rules and SEC Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Board has determined that both Mr. Longbottom and Ms. Sivanesan qualify as an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act.

The Audit Committee held six meetings during fiscal 2020.

The Audit Committee operates under a written charter, a copy of which is available on our website at www.hurco.com/investors under “Corporate Governance.”

Compensation Committee

The Compensation Committee reviews and recommends to the Board the compensation of our officers and managers and guidelines for the general wage structure of our entire workforce. The Compensation Committee also oversees the administration of our employee benefit plans and discusses with management the Compensation Discussion and Analysis and, if appropriate, recommends its inclusion in our Annual Report on Form 10-K and proxy statement. In determining the compensation of the executive officers other than our CEO, the Compensation Committee considers the recommendations of the CEO. The Report of the Compensation Committee is included on page 31 of this proxy statement.

All members of the Compensation Committee are “independent” as such term is defined for compensation committee members under the Nasdaq rules and SEC Rule 10C-1 promulgated under the Exchange Act.

The Compensation Committee held six meetings during fiscal 2020.

The Compensation Committee operates under a written charter, a copy of which is available on our website at www.hurco.com/investors under “Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was, at any time during fiscal 2020 or at any other time before fiscal 2020, an officer or an employee of the Company. In addition, none of the members of the Compensation Committee were involved in a relationship requiring disclosure as an interlocking executive officer or director under Item 407(e)(4) of Regulation S-K of the Exchange Act. None of our executive officers served as a member of the Compensation Committee at any time during or before fiscal 2020.

Nominating and Governance Committee

The Nominating and Governance Committee assists the Board by identifying individuals qualified to become Board members, maintains our Corporate Governance Principles and Code of Business Conduct and Ethics, leads the Board in an annual self-evaluation, recommends members and chairs for each standing committee, and determines and evaluates succession plans for our CEO.

All members of the Nominating and Governance Committee are independent directors as defined by Nasdaq rules.

The Nominating and Governance Committee held three meetings during fiscal 2020.

The Nominating and Governance Committee is responsible for identifying potential Board members or nominees. The Nominating and Governance Committee does not have a formal policy regarding the consideration of diversity in identifying nominees for directors. It does, however, consider the diversity of backgrounds and experiences of director candidates when identifying director nominees and evaluating the performance of the Board and its standing committees. The Nominating and Governance Committee also examines the following qualifications and skills of director candidates, among other things: their business or professional experience, their integrity and judgment, their records of public service, their ability to devote sufficient time to the affairs of the Company, and the needs of the Board for certain skills or experiences. The Nominating and Governance Committee also believes that all nominees should be individuals of substantial accomplishment with demonstrated leadership capabilities.

The Nominating and Governance Committee will consider candidates for director who are recommended by shareholders. A shareholder who wishes to recommend a director candidate for consideration by the committee should send such recommendation to our Corporate Secretary at One Technology Way, Indianapolis, Indiana 46268, who will forward it to the committee. Any such recommendation should include a description of the candidate’s qualifications for Board service and contact information for the shareholder and the candidate.

A shareholder who wishes to nominate an individual as a candidate for director without the recommendation of the Nominating and Governance Committee must comply with the advance notice and informational requirements set forth in our By-Laws, which are more fully explained later in this proxy statement under “Shareholder Proposals for our 2022 Annual Meeting.”

The Nominating and Governance Committee operates under a written charter, a copy of which is available on our website at www.hurco.com/investors under “Corporate Governance.”

Shareholder Communications

The Board has implemented a process whereby shareholders may send communications to its attention. The process for communicating with the Board is set forth in our Corporate Governance Principles, which are available on our website at www.hurco.com/investors under “Corporate Governance.”

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which applies to all of our directors, executive officers, and employees, including our principal executive officer and principal financial officer. If we grant any waiver to the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we will disclose the nature of such waiver in a Current Report on Form 8-K that we will file with the SEC or on our website at www.hurco.com/investors under “Corporate Governance.” A copy of the Code of Business Conduct and Ethics is available on our website at www.hurco.com/investors under “Corporate Governance.” We will disclose any amendments or updates to our Code of Business Conduct and Ethics by posting such amendments or updates on our website.

Environmental, Social, and Governance Matters

As a global, industrial-technology company, we believe we are in a position to help address a variety of environmental, social, and governance-related (“ESG”) matters. And, we think it is an inherent component of sound corporate citizenship to be responsive to ESG issues that directly impact our stakeholders and the communities in which we operate. We are committed to operating our business with integrity, focusing on ESG issues that impact our customers, the industries we serve, our employees, and our shareholders, contributing to the local communities in which we operate, developing our employees and workforce, and being considerate environmental and fiscal stewards. Our Board provides oversight of the Company’s ESG programs, initiatives, and policies. In addition, the charter of the Nominating and Governance Committee specifically tasks that committee with periodically reviewing our ESG programs, initiatives, and policies and making recommendations to the Board and/or management regarding the same – in each case after considering the interests of all Company stakeholders, including shareholders. A copy of the charter of the Nominating and Governance Committee is available on our website at www.hurco.com/investors under “Corporate Governance.” Below are just a few examples demonstrating our commitment to ESG matters:

•	Commitment to fostering a strong corporate culture that promotes high standards of ethics and compliance for our businesses, including policies that set forth principles to guide employee, officer, director, and vendor conduct, such as our Code of Business Conduct and Ethics.

•	Contributions to the local communities where our facilities and offices are located, including financial and other support to various charitable organizations, non-profits, charities, and other community programs.

•	Commitment to the development, training, and maintenance of a skilled manufacturing and machinist workforce to support advancements in manufacturing technology and the industries it serves, including the donation and/or consignment of our products and software to educational organizations, trade schools, or other public-private partnerships.

•	Maintenance of a whistleblower policy providing for the confidential reporting of any suspected policy violations or unethical business conduct on the part of our businesses, employees, officers, directors, or vendors and the provision of training and education to our global workforce with respect to our Code of Business Conduct and Ethics and anti-corruption and anti-bribery policies.

•	Commitment to the development and fair treatment of our global workforce, including generous healthcare and benefit programs for our employees, promotion of an inclusive and diverse workforce and work environment, equal employment opportunity hiring practices and policies, anti-harassment, workforce safety, and anti-retaliation policies, and tuition-reimbursement for qualifying continuing educational expenses.

•	Fostering environmental awareness and education, including evaluating our products and supply chain for conflict minerals and holding our suppliers to both high quality standards and our Code of Business Conduct and Ethics.

•	Commitment to provide safe and high-quality products and services that meet customer and regulatory requirements and to demonstrate continuous improvement, including ISO 9001 certification.

PROPOSAL 2. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The second proposal to be considered at the 2021 Annual Meeting is the advisory vote to approve the compensation paid to our named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion following the compensation tables), also known as the say-on-pay vote. Consistent with the preference expressed by shareholders at the 2011 and 2017 Annual Meetings of Shareholders, we have been conducting say-on-pay votes on an annual basis.

The Compensation Discussion and Analysis beginning on page 15 of this proxy statement describes our executive compensation program, in detail, and explains the philosophy of the program, the elements of compensation, and the factors considered by the Compensation Committee in determining the compensation of our named executive officers during fiscal 2020.

At our 2020 Annual Meeting of Shareholders, approximately 78% of the votes cast on the annual say-on-pay vote were voted to approve the proposal. This represented a notable decrease from historical approval rates ranging from 97% to 99% in 2014 through 2019. Based on the lower approval rating at our 2020 Annual Meeting of Shareholders, the Compensation Committee carefully evaluated our current compensation policies and practices with an independent consultant and further assessed pay-for-performance and realizable pay alignment with respect to our executive compensation program. Please see the sections titled “Alignment of Historical Executive Pay-for-Performance” and “Alignment of Current Executive Pay-for-Performance” set forth below. Based on this review and the historical high levels of shareholder approval at previous meetings, the Compensation Committee believes our overall executive compensation program structure is generally aligned with market practices and meets shareholders’ expectations. Nevertheless, in consideration of the extraordinary challenges presented by the COVID-19 pandemic, the continually evolving roles and responsibilities of the senior executive team, and the recommendation of management, the Compensation Committee made several decisions regarding executive compensation for fiscal 2021 in an effort to manage overall program costs during this unprecedented time. Please see section below titled “Compensation Decisions for Fiscal 2021.”

Accordingly, the Board of Directors recommends that our shareholders vote FOR the following resolution at the 2021 Annual Meeting:

“Resolved, that the compensation paid to Hurco Companies, Inc.’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion in this proxy statement, is approved.”

Because it is advisory, the results of the say-on-pay vote are not binding upon the Board or the Compensation Committee. However, as was the case with the results of the say-on-pay vote at prior Annual Meetings of Shareholders, we expect that the Compensation Committee, which is responsible for designing and administering our executive compensation program, will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The Board of Directors recommends a vote “FOR” the advisory proposal to approve the compensation of our named executive officers as disclosed in this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section and the tables that follow it provide information regarding our compensation program and practices as they relate to our CEO, CFO, and one other executive officer identified in the Summary Compensation Table on page 33 and are referred to as the “named executive officers” in this analysis. We currently do not have any executive officers who are not also named executive officers.

The responsibilities of the Compensation Committee of the Board (referred to as the Committee in this section) include administering our compensation programs and approving or ratifying all compensation-related decisions for the named executive officers.

Philosophy

The goals of our executive compensation program are to foster the creation of shareholder value while, at the same time, motivating and retaining managerial personnel. Our executive compensation program has been designed to hold executives accountable for the financial and operational performance of the Company, as well as reflecting the value of the Company’s stock. Therefore, a substantial amount of an executive’s compensation is at risk and tied to the performance of the Company on both a short-term and long-term basis. Our compensation program includes the use of Company common stock and stock ownership guidelines that serve to align the interests of our executives with the interests of our shareholders. Our compensation program is designed to reward executives at levels comparable to our peers to promote fairness and success in attracting and retaining executives. We believe that our compensation program does not promote excessive risk-taking and various elements of our policies that are in place (such as capped incentive opportunities, use of capital return metrics, stock ownership guidelines, recoupment policies, and governance processes) serve to mitigate excessive risk. The employment agreements with our named executive officers include a change in control severance benefit that has a “double-trigger” (i.e., requires both a change in control and termination of the executive’s employment in order to receive that benefit).

Fiscal 2020 Overview

We are an industrial technology company that designs, produces, and sells computerized machine tools. Our strategic plans focus on market expansion to reach more customers with more products on a global basis. We have made five acquisitions since 2013, and the products we have added through these acquisitions have provided more advanced products with significant improvements in our machine tool accuracy and precision, allowed us to seek higher productivity in complex manufacturing environments, provided automation for machine tending solutions, and reduced dependencies associated with volatilities from economic and geographic cyclicality. While the Hurco-branded computer control systems have been, and continue to be, our premium flagship product line, we have added other products to our portfolio that provide product diversity and market penetration opportunity priced from entry-level to high performance and serving a variety of different industries. We have not changed our overall strategy to design, manufacture, and sell a comprehensive line of computerized machine tools; rather, we have enhanced this strategy through growth both organically and through acquisitions in an effort to attain long-term stability and profitability.

During fiscal 2020, our sales and service fees were $170.6 million, a decrease of $92.8 million, or 35%, compared to fiscal 2019 and included a favorable currency impact of $0.6 million, or less than 1%, when translating foreign sales to U.S. dollars for financial reporting purposes. For fiscal 2020, Hurco reported a net loss of $6.2 million, or $(0.93) per diluted share, compared to net income of $17.5 million, or $2.55 per diluted share, for fiscal 2019. The steep decline in sales volume from fiscal 2019 to fiscal 2020 reflected the significant impact of the COVID-19 pandemic and related government-mandated stay-at-home or shelter orders that imposed operating restrictions across the globe during fiscal 2020. The year-over-year swing from net income to net loss included a one-time, non-cash goodwill impairment charge of $4.9 million that resulted from the prolonged ongoing uncertainty in the global markets due to the COVID-19 pandemic. While fiscal 2020 presented significant unexpected challenges from the pandemic, we continued to focus on the long-term sustainable future, preserved by a strong balance sheet, cashflow, and continued investment in products and technologies with the opportunity to create market expansion and position us for more strategic acquisitions.

Alignment of Historical Executive Pay-for-Performance

The compensation program for our named executive officers is designed to provide competitive pay opportunities while aligning the incentive compensation realized by our named executive officers with the interests of our shareholders – by linking pay with Company and stock performance. The Committee regularly reviews the alignment of the Company’s performance with its compensation to named executive officers and, from time to time, engages its independent compensation consultant to provide reports comparing such alignment to that of its peers.

In fiscal 2020, the Committee approved the following four types of incentive compensation opportunities for our named executive officers, which are intended to align their pay with Company and individual performance:

•	cash award opportunities under the short-term incentive compensation plan based on the Company’s operating income margin for fiscal 2020 and strategic objectives set for each named executive officer for fiscal 2020;

•	restricted shares that vest in equal installments over three years;

•	performance stock units (“PSUs”) that will be earned based on the Company’s average return on invested capital, or ROIC, for fiscal years 2020 through 2022; and

•	PSUs that will be earned based on the Company’s total shareholder return, or TSR, relative to companies in the established 2020 peer group, for fiscal years 2020 through 2022.

The incentive compensation realized by our named executive officers related to fiscal year 2020 consisted of:

•	cash awards earned and paid based on fiscal 2020 operating income margin and achievement of strategic objectives set for each named executive officer for fiscal 2020;

•	the vesting in 2020 of a portion of the restricted shares granted in fiscal years 2017, 2018 and 2019;

•	PSUs granted in fiscal 2018 that were earned based on the Company’s average ROIC for fiscal years 2018 through 2020; and

•	PSUs granted in fiscal 2018 that were earned based on the Company’s TSR performance, relative to companies in the established peer group, for fiscal years 2018 through 2020.

During fiscal 2019 and 2020, the Committee engaged Pay Governance, LLC (“Pay Governance”), its independent compensation consultant, to assess whether pay and performance were aligned for our CEO over the immediately preceding five-year fiscal periods. The Committee believes realizable pay-for-performance assessments provide the Committee and investors an alternative view of pay-for-performance alignment based on compensation actually earned relative to actual Company performance. The assessments considered Mr. Doar’s “total realizable compensation” (as defined below), as well as certain key Company performance metrics, relative to those of our peer group.

“Total realizable compensation” is defined as (1) base salary paid over the period; (2) actual bonus earned and paid during the period; (3) the aggregate current value of restricted stock or restricted stock unit grants made during the period; (4) the aggregate in-the-money value of stock option grants made during the period;

(5) the actual payouts of performance-based equity awards with performance periods beginning and ending during the period; and (6) the estimated payout for performance-based equity awards that were granted during the period but remained unvested at its conclusion. Total realizable compensation for Mr. Doar was calculated in the same manner as for the CEOs of our peer group companies.

In defining the Company’s performance relative to peers, the assessments used the following indicators: (1) operating income margin – a measure of profitability used in the Company’s annual incentive plan; (2) ROIC – a measure of capital efficiency used in the Company’s long-term incentive plan; and (3) TSR – a measure of shareholder value creation used in the Company’s long-term incentive plan. In developing a composite performance ranking, the assessments average the Company’s percentile rank for each performance metric relative to its peer group for compensation purposes based on their most recent fiscal year-end.

The result of the assessments indicated that (1) Mr. Doar’s three-year total realizable compensation for fiscal years 2017 through 2019 was positioned at the 54th percentile of our peer group, which was strongly aligned with Hurco’s composite performance over the same period, which ranked at the 55th percentile; and (2) Mr. Doar’s five-year total realizable compensation for fiscal years 2015 through 2019 was positioned at the 56th percentile, which is strongly aligned with Hurco’s composite performance over the same period, which ranked at the 57th percentile.

Based on the results of the above-referenced realizable pay-for-performance assessments, the Committee believes the Company’s executive compensation program continues to have a strong pay-for-performance orientation, namely attributable to setting rigorous financial performance goals within the annual and long-term plans; using incentive metrics that align with shareholder value creation; and using a pay mix that is largely focused on variable compensation.

Alignment of Current Executive Pay-for-Performance

During fiscal 2020, the Company experienced reduced demand resulting from extraordinary uncertainty associated with the COVID-19 pandemic, including business disruptions from government-mandated stay-at-home or shelter orders in many of the largest machine tool markets in the world. Despite the Company’s ability to achieve certain strategic objectives and maintain a strong balance sheet during this period – improving its cash position, supporting global operations, executing a stock repurchase program, and continuing its cash dividend program, all without incurring indebtedness – the reduced demand and changes in the business macroenvironment had a negative impact on the Company’s fiscal 2020 financial performance.

The Committee believes that the impact to compensation realized by the named executive officers during this period also indicates a strong pay-for-performance alignment between the Company’s executive compensation program and Company performance. More specifically, as further described in “Compensation Decisions for Fiscal 2020” and “Compensation Decisions for Fiscal 2021” below, the Committee identified the following impacts to executive pay based, at least in part, upon the Company’s fiscal 2020 performance: (1) no increase in base salaries for named executive officers for fiscal 2021; (2) no bonuses payable to the named executive officers under their 2020 short-term incentive compensation arrangements, despite their attainment of certain strategic objectives – some previously-established as part of the short-term incentive compensation arrangement and others critically important that were established during the year as a result of extremely challenging business, political, and public health environments; (3) no PSUs – TSR or PSUs – ROIC payable to the named executive officers under their 2018 long-term incentive compensation arrangement for the three-year performance period ending October 31, 2020, even though that performance period also included a record revenue year and two years of historically high earnings per share; and (4) a decrease of approximately 33% in the 2021 grant value of the CEO’s total long-term incentive award. The Committee also recognized that these impacts on executive pay are likely amplified by the fact that (1) the named executive officers’ base salary is positioned at or slightly below market, based on assessments conducted by its independent compensation consultant, and (2) a large percentage of the named executive officers’ total target compensation is both at-risk and performance-based. See “Compensation Decisions for Fiscal 2020” and “Compensation Decisions for Fiscal 2021” for further information.

Consideration of Say-on-Pay Votes

At our 2020 Annual Meeting of Shareholders, approximately 78% of the votes cast on the annual say-on-pay vote were voted to approve the proposal. This represented a notable decrease from historical approval rates ranging from 97% to 99% in 2014 through 2019. Based on the lower approval rating at our 2020 Annual Meeting of Shareholders, the Committee carefully evaluated our current compensation policies and practices with an independent consultant and further assessed pay-for-performance and realizable pay alignment with respect to our executive compensation program. Please see the section titled “Alignment of Executive Pay-for-Performance” set forth above. Based on this review and the historical high levels of shareholder approval at previous meetings, the Compensation Committee believes our executive compensation program structure is generally aligned with market practices and meets shareholders’ expectations, particularly considering (1) the long-tenured nature of the executive team; (2) that fixed pay (i.e., base salary) is positioned at or modestly below market median; and (3) variable or performance-based pay represents a significant portion of overall total direct compensation. Nevertheless, in consideration of the extraordinary challenges presented by the COVID-19 pandemic, the continually evolving roles and responsibilities of the senior executive team, and the recommendation of management, the Compensation Committee made several decisions regarding executive compensation for fiscal 2021 in an effort to manage overall program costs during this unprecedented time. Please see section below titled “Compensation Decisions for Fiscal 2021.”

Elements of Compensation

The compensation package of our named executive officers consists primarily of a base salary, short-term incentive compensation, and long-term incentive compensation. As part of the Committee’s continuous effort to strengthen the executive compensation program, from time to time, the Committee engages its independent compensation consultant, Pay Governance, to conduct a competitive market assessment for each executive position using publicly-available data from the Company’s applicable peer group and executive compensation surveys. The assessment focuses on the competitiveness of compensation delivered to each executive by compensation element (base salary, target annual incentive, target total cash compensation, expected value of long-term incentives, and target total direct compensation). The objectives of the assessment are to understand changes in market compensation from year to year, to analyze the competitiveness of current pay levels relative to the market, and to serve as an input for making compensation adjustments if necessary.

The following charts display the total compensation mix, based on actual compensation for fiscal 2020, for our named executive officers. The chart on the left summarizes the breakdown of named executive officer total compensation for fiscal 2020 among base salary, short-term incentive compensation, and long-term incentive compensation. The chart on the right summarizes the allocation of named executive officer compensation mix based upon fixed, time-based, and performance-based compensation for fiscal 2020. Historically, base salary has been targeted at approximately 25-30% of total compensation and the remaining approximately 70-75% of compensation has been tied to short-term and long-term performance metrics, such as operating margin, total shareholder return, return on invested capital, or time-based vesting awards.

2020 Executive Compensation Mix

Base Salaries. Our industry is highly cyclical, and we believe that offering competitive base salaries is a key factor in attracting and retaining talent, particularly since our program places a significant proportion of executive compensation at-risk and tied to company performance. In deciding on the appropriate base salary for each named executive officer, the Committee takes into consideration the results of the most recent competitive market assessment, as well as the individual’s performance, his or her roles and responsibilities, long-term executive succession planning strategies, and related experience in those roles.

Short-Term Incentive Compensation. For the fiscal 2020 short-term incentive compensation arrangement, pursuant to the Hurco Companies, Inc. Cash Incentive Plan (“Cash Incentive Plan”), which was approved by shareholders at our 2016 Annual Meeting of Shareholders, the Committee selected the applicable performance measures, specified the performance goals based on those performance measures, and specified the method for calculating the amount payable to named executive officers if the performance goals are satisfied. Like the 2019 short-term incentive compensation plan, the 2020 arrangement provides for cash incentives tied to the achievement of targets for objective performance measures that are based on our fiscal 2020 operating income margin and certain strategic objectives. The Committee determined to maintain operating income margin and strategic objectives as the performance measures for the short-term incentive compensation arrangement for fiscal 2021 under the Cash Incentive Plan, since the Committee believes those performance measures appropriately align executive compensation with Company and individual performance. See “Compensation Decisions for Fiscal 2021.”

Long-Term Incentive Compensation. The Company has a shareholder-approved plan that permits the Committee to grant several types of equity-based awards. The Committee believes that equity-based awards that include certain vesting requirements provide our executive officers with an ownership stake in the Company and promote executive retention. The Committee also believes that grants of restricted shares are an effective means to align the interests of executives more closely with those of our shareholders and that grants of PSUs directly link executive compensation with company performance. In fiscal 2020, the Committee awarded a combination of restricted shares and PSUs to its executives, which have a three-year vesting or performance period, respectively. The Committee determined to also maintain the same general structure and metrics for the long-term incentive compensation awards for fiscal 2021. See “Compensation Decisions for Fiscal 2021.”

Stock Ownership Guidelines. Our Corporate Governance Principles include stock ownership guidelines for our executive officers and independent directors. The Committee is responsible for interpreting and reviewing compliance with the stock ownership guidelines as they relate to the executive officers. The Committee believes that the executive stock ownership guidelines align executives’ interests with those of shareholders through equity-based incentives and stock ownership guidelines that facilitate a culture of ownership. The guidelines provide that the executive officers are expected to acquire and maintain ownership of shares of our common stock (including unvested restricted stock awards) having an aggregate market value that is at least equal to five times annual base salary for the CEO, three times annual base salary for the President and Chief Operating Officer, and two times annual base salary for the CFO. The executive officers are expected to retain ownership of all net shares (shares of common stock acquired as a result of the exercise or vesting of equity incentive awards granted, reduced by any shares sold, tendered, or retained to pay exercise price or tax withholding requirements related to such awards) acquired with respect to awards granted under the Company’s equity incentive plans, until the requisite ownership has been achieved. If an executive officer fails to comply with the guidelines, the Committee may determine that such person is not eligible for awards under the Company’s equity incentive plan until such time as he or she is in compliance. Any shares of stock subject to pledges or security interests will not be considered as owned in determining compliance with the stock ownership guidelines. All directors and named executive officers are currently in compliance with Company stock ownership guidelines applicable to them.

Hedging Prohibitions. Our Corporate Governance Principles prohibit our executive officers and directors from hedging the economic risk of ownership of our common stock. More specifically, our Corporate Governance Principles contain the following prohibition against hedging and derivative transactions related to the Company’s securities:

“Transactions in derivative securities may reflect a short-term and speculative interest in the Company’s securities and may create the appearance of impropriety, even where a transaction does not involve trading on inside information. Trading in derivatives may also focus attention on short-term performance at the expense of the Company’s long-term objectives. In addition, the application of securities laws to derivatives transactions can be complex, and persons engaging in derivatives transactions run an increased risk of violating securities laws. As a result, the Company’s directors and executive officers are prohibited from engaging in transactions in publicly-traded options, such as puts and calls, collars, and other derivative securities with respect to the Company’s securities. This prohibition also extends to any hedging or similar transaction designated to decrease the risks associated with holding Company securities including ‘zero cost collars,’ variable prepaid forward contracts, equity swaps and exchange funds. Stock options, stock appreciation rights, other securities issued pursuant to a Company equity incentive plans or other compensatory arrangements with the Company, and broad-based index options, futures or baskets are not subject to this prohibition.”

Our Corporate Governance Principles can be accessed through our website at: www.hurco.com/investors under “Corporate Governance.”

Medical, Disability and Life Insurance. All full-time employees, including the named executive officers, are eligible to participate in insurance benefits coverage to help manage the financial impact of ill health, disability, and death. In addition, all named executive officers are provided supplemental disability benefits, and our CEO is also provided a split-dollar life insurance benefit.

Retirement Benefits. We sponsor a 401(k) plan in which all full-time employees are eligible to participate. The purpose of the plan is to provide an incentive for employees to save for their retirement income needs and to assist in our attraction and retention of employees. Our named executive officers participate in the 401(k) plan on the same basis as other eligible employees. We currently match 100% of the first 6% of a participant’s annual earnings that he or she contributes, up to the maximum permitted by law. We also maintain a deferred compensation program in which our named executive officers and other senior management employees may voluntarily participate. For additional information regarding the deferred compensation program, see “Nonqualified Deferred Compensation.”

Perquisites. The Committee believes that, even though the level of perquisites provided to the named executive officers is relatively minimal, perquisites are an integral component in establishing the competitiveness of our overall compensation program. Perquisites offered to the named executive officers include the use of company leased vehicles. For additional information regarding perquisites, see “Tabular Compensation Information.”

Employment Agreements

We have employment agreements with each of the named executive officers. Information regarding these employment agreements is found in this section under the heading “Employment Agreements” on page 43. Under the heading “Potential Payments upon Termination” on page 45, we also estimate the benefits that we would have paid to these executives if their employment had terminated on October 31, 2020, under various scenarios.

The Committee believes that these agreements are an important part of the overall compensation arrangements for the executives by helping to secure for us the continued employment and dedication of the executives (as well as certain noncompetition and other restrictive covenants), while simultaneously providing a reasonable amount of assurance of continued employment to them.

Compensation Decisions for Fiscal 2020

Details of the compensation payable to the named executive officers for fiscal 2020 are disclosed in the tables and related discussion that follow this Compensation Discussion and Analysis.

Base Salaries. On November 13, 2019, employing the methodology described above under “Elements of Compensation,” the Committee established annual base salaries for the named executive officers for fiscal 2020, which became effective January 1, 2020. The salary increases for each of Mr. Doar, Mr. Volovic, and Ms. McClelland was approximately 3%, the average merit increase for all U.S.-based employees of the Company, as their respective salaries were within the market competitive range.

The following table sets forth the annual base salary of each of the named executive officers for 2019 and the annual base salary established by the Committee for each of those officers for 2020, as well as the percentage increase between the two years:

Name	2019 Base Salary	2020 Base Salary	Percentage Increase
Michael Doar	$495,000	$509,850	3%
Sonja K. McClelland	$350,000	$360,500	3%
Gregory S. Volovic	$405,000	$417,150	3%

Short-Term Incentive Compensation. On January 2, 2020, the Committee, pursuant to the Cash Incentive Plan, selected the applicable performance measures, specified the performance goals based on those performance measures, and specified the method for calculating the amount payable to named executive officers if and to the extent the performance goals were satisfied. Similar to fiscal 2019, for fiscal 2020, the Committee selected operating income margin and certain strategic objectives for the named executive officers as the performance measures, which are among the performance measures set forth in the Cash Incentive Plan.

The performance goals related to our fiscal 2020 operating income margin and certain strategic objectives for the named executive officers and payouts were based on the relative weightings set forth below:

Name	Performance Metric	Weighting
Michael Doar	Operating Income Margin	70%
	Strategic Objectives	30%
Sonja K. McClelland	Operating Income Margin	70%
	Strategic Objectives	30%
Gregory S. Volovic	Operating Income Margin	70%
	Strategic Objectives	30%

Operating income margin was chosen as the primary performance metric because the Committee believes it continues to most directly correlate to our executives’ performance. An executive could earn a short-term incentive award due to success in achieving individual strategic objectives, even if performance fell below threshold on the operating income margin; however, the weighting of the two performance metrics encourages decisions that should benefit our overall profitability. Further, the Committee provided that if the fiscal 2020 operating income margin was zero or negative, then no amounts would be paid under the 2020 short-term incentive arrangement, even if all or a portion of the performance goals under the strategic objectives component were attained. Participants had the ability to earn between 50% of a target amount for achieving threshold performance and 200% of target for achieving maximum performance for each metric.

In January 2020, the Committee established the following payout levels that would be associated with the degree to which the operating income margin was attained for fiscal 2020:

Operating Income Margin	Threshold	Target	Exceeds	Maximum
Actual Results	6%	9%	11%	13%
Percentage Payout Level	50%	100%	150%	200%

Payout levels interpolated for results between 6% and 9%, 9% and 11%, and 11% and 13%

In January 2020, the Committee also approved the strategic objectives set for each named executive officer and the associated payout levels for fiscal 2020. Participants had the ability to earn between 50% and 200% of the target amount based on the overall achievement of the applicable 2020 strategic objectives set for each participant. The strategic objectives approved by the Committee for each of the named executive officers and the related performance categories, were as follows:

Michael Doar	Performance Categories	Objective
	Strategic Initiatives/Asset Management/Profit Improvement	Execute 2020 business plan
	Strategic Initiatives/Liquidity/ Profit Improvement	Evaluate capital allocation and liquidity structure
	Board Governance	Assist in the evaluation and recruitment of the Board and members of its standing committees
	Investor Relations	Shareholder outreach
	Strategic Initiatives	Continue evaluating succession plans for executive officers and key senior management roles/positions in the Company

Sonja K. McClelland	Strategic Initiatives/ Profit Improvement	Execute 2020 business plan
	Asset Management/Profit Improvement/Cost Reduction	Execute the annual business plan initiatives for profitability and return on corporate assets
	Strategic Initiatives/Liquidity	Execute capital allocation and liquidity structure
	Cost Reduction/Profit Improvement	Assess cost reduction initiatives and process for implementation

Gregory S. Volovic	Strategic Initiatives/ Market Share	Assess and implement management and organizational changes to increase market share of newly-acquired entities
	Strategic Initiatives/ Profit Improvement	Expand/Improve worldwide sales and manufacturing operations
	Research & Development	Commercialize automation and robotics capabilities; develop new software features and new machine tool products
	Strategic Initiatives	Identify and pursue next generation machine tool designs and advanced control platform for future generation product release

In January 2020, the Committee also established the target percentage by which the base salary of each named executive officer paid during fiscal 2020 would be multiplied in order to determine the dollar amount that would be multiplied by the weighted-average percentage payout level applicable to each named executive officer following determination of such based on actual performance. The target amount for each named executive officer is set forth below:

Name	Target Amount of 2020 Base Salary
Michael Doar	100%
Sonja K. McClelland	75%
Gregory S. Volovic	85%

On January 5, 2021, the Committee determined the degree to which the operating income margin metric and the strategic objectives for fiscal 2020 were attained, and the resulting payout level relative to the target amount for each metric. For fiscal 2020, the Company reported an operating loss and, therefore, the Committee determined that the resulting percentage payout level relative to the target amount for that metric would be 0%. In determining the potential payout level associated with the above strategic objectives set for fiscal 2020 for each of the named executive officers, the Committee assessed the level of achievement of those strategic objectives. As a result, the Committee determined that even though the named executive officers achieved many of the strategic objectives and additional objectives set mid-year in light of the COVID-19 pandemic, the resulting percentage payout level relative to the target amount for the strategic objectives was 0% for Mr. Doar, Ms. McClelland, and Mr. Volovic, because payouts were not permitted under the 2020 short-term incentive compensation when the operating income margin was less than zero.

The weightings applicable to each of the operating income margin metric and the 2020 strategic objectives metric set forth above for each named executive officer would then have been applied to the percentage payout level for each metric as determined by the Committee, resulting in a weighted-average percentage payout level relative to the target amount for each executive. However, as described above, the Committee had provided that if the fiscal 2020 operating income margin was zero or negative, then no amounts would be paid under the 2020 short-term incentive arrangement, even if all or a portion of the performance goals under the strategic objectives component were attained. As a result, the Committee determined that the fiscal 2020 short-term incentive arrangement prohibited payments to the named executive officers, since the fiscal 2020 operating income margin was negative.

The following table sets forth the total short-term incentive compensation amounts awarded to each named executive officer related to fiscal 2020:

	Operating	Strategic	Total Short-Term
Name	Income Margin	Objectives	Compensation
Michael Doar	$-	$-	$-
Sonja K. McClelland	$-	$-	$-
Gregory S. Volovic	$-	$-	$-

Long-Term Incentive Compensation.

Earned PSU Awards for Fiscal 2018-2020. On January 5, 2021, the Committee also determined the degree to which the long-term incentive compensation arrangement approved for the fiscal 2018-2020 performance period was attained, and the resulting payout level relative to the target amount for each metric.

The performance and payout standards for the PSUs – TSR for the fiscal 2018-2020 performance period that were established by the Committee in 2018 were the same as those established and described below for the PSUs – TSR for the fiscal 2020-2022 performance period. For fiscal years 2018 through 2020, the Company’s total shareholder return performance over the three-year period of (28.5%) is positioned below the 30th percentile TSR of (19.9%), relative to the total shareholder return of the companies in our 2018 peer group. As such and based on the applicable performance and payout standards noted below, the Committee determined that the resulting percentage payout level relative to the target amount for the fiscal 2018-2020 PSUs – TSR was 0%.

The performance and payout standards for the PSUs – ROIC for the fiscal 2018-2020 performance period that were established by the Committee in 2018 are set forth immediately below.

PSUs – ROIC	Threshold	Target	Maximum
Average ROIC	7%	9%	13%
Payout Range	50% of Target Shares	100% of Target Shares	200% of Target Shares

Awards will be interpolated for results between 7% and 9% and 9% and 13%

As calculated under our 2018 long-term incentive compensation arrangement, the Company’s average ROIC for fiscal years 2018 through 2020 was 5.1%. As such and based on the applicable performance and payout standards noted above, the Committee determined that the resulting percentage payout level relative to the target amount for the fiscal 2018-2020 PSUs – ROIC was 0%.

Based on these determinations, no PSUs were earned and vested pursuant to the long-term incentive compensation plan for each named executive officer related to the fiscal 2018-2020 PSUs. The following table sets forth the target number of 2018-2020 PSUs and related grant date fair value:

	Target		Grant Date	Actual		Vest Date
	PSUs		Fair	PSUs Earned		Fair
Name	TSR	ROIC	Value[1]	TSR	ROIC	Value
Michael Doar	10,946	10,367	$937,500	-	-	$-
Sonja K. McClelland	4,378	4,147	$374,990	-	-	$-
Gregory S. Volovic	6,567	6,220	$562,465	-	-	$-

[1]	Amounts related to target PSU awards represent the value at the grant date based upon the probable outcome of the performance conditions. Amounts related to the PSUs designated as “PSUs-TSR” are calculated using the Monte Carlo approach. Amounts related to the PSUs designated as “PSUs-ROIC” are calculated using the closing sales price of our common stock on the grant date.

Restricted Share and PSU Awards for Fiscal 2020-2022. On January 2, 2020, the Committee approved a long-term incentive compensation arrangement for the named executive officers in the form of restricted shares and PSUs awarded under the Hurco Companies, Inc. 2016 Equity Incentive Plan (the “2016 Plan”).The awards were weighted as approximately 25% time-based vesting (in equal installments over three years) and approximately 75% performance-based vesting (at the end of a three-year period, to the extent performance metrics are satisfied). The three-year performance period for those awards is fiscal 2020 through fiscal 2022.

The Committee granted the awards of restricted shares and target number of PSUs to the named executive officers effective as of January 2, 2020, as follows:

Name	Restricted Shares	PSUs – TSR	PSUs – ROIC
Michael Doar	9,923	12,818	13,892
Sonja K. McClelland	4,961	6,409	6,946
Gregory S. Volovic	5,953	7,691	8,336

The PSUs designated as “PSUs – TSR” were weighted as approximately 40% of the overall long-term incentive compensation arrangement and will vest and be paid based on our total shareholder return over the three-year period, relative to the total shareholder return over that period of the companies in our peer group. The companies comprising the peer group for the purposes of this award are the same as the companies comprising the peer group utilized for fiscal 2020 executive compensation determinations described below under “The Committee’s Processes and Analyses – Use of Peer Group Data.” Participants will have the ability to earn between 50% of the target number of PSUs for achieving threshold performance and 200% of the target number of PSUs for achieving maximum performance. The performance and payout standards for the PSUs – TSR are as follows:

PSUs – TSR	Threshold	Target	Maximum
Performance Range	30th Percentile	55th Percentile	90th Percentile
Payout Range	50% of Target Shares	100% of Target Shares	200% of Target Shares

Awards will be interpolated for results between the 30th and 55th percentiles and the 55th and 90th percentiles

The PSUs designated as “PSUs – ROIC” were weighted as approximately 35% of the overall long-term incentive compensation arrangement and will vest and be paid based on the achievement of pre-established goals related to our average ROIC over the three-year period. Average ROIC may be hereafter adjusted by the Committee to exclude the effects of unanticipated material transactions or events such as acquisitions, divestitures, accounting changes, restructurings, and special charges or gains (determined according to objective criteria established by the Committee), but only to the extent permitted by Internal Revenue Code Section 162(m), if applicable. Participants will have the ability to earn between 50% of the target number of PSUs for achieving threshold performance and 200% of the target number of PSUs for achieving maximum performance. The performance and payout standards for the PSUs – ROIC are as follows:

PSUs – ROIC	Threshold	Target	Maximum
Average ROIC	6%	8%	12%
Payout Range	50% of Target Shares	100% of Target Shares	200% of Target Shares

Awards will be interpolated for results between 6% and 8% and 8% and 12%

In reaching its decision to reduce the ROIC threshold, target, and maximum performance levels from those used in recent years (7%, 9% and 13%, respectively), the Committee considered a number of factors, including, among others: (1) the impact of recent acquisitions on the overall product portfolio and strategy of the Company, including entry into more price-competitive and lower-margin product and/or brand categories; (2) the historical experience that the ROIC targets, even during periods of record revenue and satisfactory tenure, may be too high to accomplish the compensation program’s objectives; (3) the disproportionate impact a year with low or negative ROIC can have on the average over a three-year performance period, particularly in a highly-cyclical industry or market; (4) recruitment and retention of a skilled and experienced management team; and (5) the review of other market practices and peer group information in the executive compensation context.

Compensation Decisions for Fiscal 2021

Base Salaries. On November 12, 2020, employing the methodology described above under “Elements of Compensation,” the Committee established annual base salaries for the named executive officers for fiscal 2020, to become effective January 1, 2021. In light of the difficult business macroenvironment resulting from the COVID-19 pandemic, and at the recommendation of the named executive officers, the Committee determined not to implement base salary increases for the named executive officers and rather maintained their current fiscal 2020 base salaries.

The following table sets forth the annual base salary of each of the named executive officers for 2020 and the annual base salary established by the Committee for each of those officers for 2021, as well as the percentage increase between the two years:

Name	2020 Base Salary	2021 Base Salary	Percentage Increase
Michael Doar	$509,850	$509,850	0%
Sonja K. McClelland	$360,500	$360,500	0%
Gregory S. Volovic	$417,150	$417,150	0%

Short-Term Incentive Compensation. On January 5, 2021, pursuant to the Cash Incentive Plan, the Committee approved the short-term incentive compensation arrangement for fiscal 2021, with payout to occur thereunder in January 2022, if and to the extent the performance goals are attained during fiscal 2021. Similar to fiscal 2020, the Committee selected operating income margin and certain strategic objectives for the named executive officers as the performance measures, which are among the performance measures set forth in the Cash Incentive Plan. While the Committee decided to maintain the performance measures for the short-term incentive compensation arrangement, the Committee also reassessed the required performance levels for operating income margin that it established for fiscal 2021. Many factors are considered when these levels are set, including the short and long-term strategic plan objectives that weight the importance of factors such as acquisitions, research and development of new products, market penetration into new and sometimes price-competitive markets, diversification of products to include entry-level, mid-range, and premium products, and continued growth of the existing markets and product lines - all of which can significantly impact the level of operating income the Company achieves from year to year.

Following the end of fiscal 2021, the Committee will determine the degree to which the operating income margin goal and the strategic objectives were attained, and the resulting payout level relative to the target amount for each metric. The Committee retains the discretion to adjust downward, but not upward, the amount of compensation that would otherwise be payable under the 2021 short-term incentive compensation arrangement.

Long-Term Incentive Compensation. Similar to the 2021 short-term incentive compensation arrangement, the Committee selected the same performance metrics for the fiscal 2021 long-term incentive compensation arrangements, as compared to fiscal 2020 (i.e., relative TSR and ROIC). Therefore, effective January 5, 2021, the Committee granted the awards below of restricted shares and target number of PSUs to the named executive officers. The restricted shares will vest in equal installments over three years and the three-year performance period for the PSUs will be fiscal 2021 through fiscal 2023.

Name	Restricted Shares	PSUs – TSR	PSUs – ROIC
Michael Doar	8,741	14,792	12,238
Sonja K. McClelland	6,556	11,094	9,178
Gregory S. Volovic	7,867	13,313	11,014

The PSUs designated as “PSUs – TSR” were weighted as approximately 40% of the overall long-term incentive compensation arrangement and will vest and be paid based on our total shareholder return over the three-year period, relative to the total shareholder return over that period of the companies in our peer group.

The companies comprising the peer group for the purposes of this award are the companies comprising the 2021 peer group described below under “The Committee’s Processes and Analyses – Use of Peer Group Data.” The performance and payout standards for the PSUs – TSR are as follows:

PSUs - TSR	Threshold	Target	Maximum
Performance Range	30th Percentile	55th Percentile	90th Percentile
Payout Range	50% of Target Shares	100% of Target Shares	200% of Target Shares

Awards will be interpolated for results between the 30th and 55th and 55th and 90th percentiles

The PSUs designated as “PSUs – ROIC” were weighted as approximately 35% of the overall long-term incentive compensation arrangement and will vest and be paid based on the achievement of pre-established goals related to our average ROIC over the three-year period. Average ROIC may be hereafter adjusted by the Committee to exclude the effects of unanticipated material transactions or events such as acquisitions, divestitures, accounting changes, restructurings, and special charges or gains (determined according to objective criteria established by the Committee). Participants will have the ability to earn between 50% of the target number of shares for achieving threshold performance and 200% of the target number of shares for achieving maximum performance.

From time to time, the Committee reassesses the threshold, target, and maximum performance levels for ROIC that the Committee establishes for a three-year performance period. Many factors are considered when these levels are set, including long-term strategic plan objectives that weight the importance of factors such as acquisitions, research and development of new products, market penetration into new and sometimes price-competitive markets, diversification of products to include entry-level, mid-range, and premium products, continued growth of the existing markets and product lines, anticipated business macroenvironment for certain portions of the performance period with the probability of significantly impacting overall capital market and business conditions - all of which can significantly impact the level of ROIC the Company achieves over a three year period.

The Committee’s Processes and Analyses

Role of Committee and Input from Management. The Committee is responsible for determining our executive compensation philosophy, objectives, policies, and programs and approves or ratifies all compensation-related decisions for the named executive officers. When making executive compensation decisions, the Committee considers the input of Pay Governance and, for all executives other than our CEO, the recommendation of our CEO. Our CEO recommends salary levels, short-term incentive compensation awards, equity-based compensation awards, and perquisites for our other named executive officers. Our CEO’s compensation is determined solely by the Committee with the assistance of Pay Governance. The Compensation Committee applies the same principles for executive compensation in determining our CEO’s compensation that it applies in determining the compensation of our other named executive officers.

Role of Compensation Consultant. In 2019 and 2020, the Committee engaged Pay Governance to advise and assist the Committee related to executive compensation matters. Pay Governance is retained directly by the Committee, reports directly to the Committee, and participates in certain Committee meetings. In this regard, from time to time, Pay Governance advises and assists the Compensation Committee:

•	in determining the appropriate objectives and goals of our executive compensation program;
•	in designing compensation programs that fulfill those objectives and goals;
•	in reviewing the primary components of that compensation;
•	in evaluating the effectiveness of our compensation programs, including pay-for performance alignment;
•	in identifying appropriate pay positioning strategies and pay levels in our executive compensation program; and
•	in identifying comparable companies and compensation surveys for the Committee to use to benchmark the appropriateness and competitiveness of our executive compensation program.

Pay Governance may, from time to time, contact our executive officers for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the Committee that our executive officers also receive.

Pay Governance and its affiliates did not provide any other services to us or our affiliates during 2019 or 2020. In addition, the Committee has determined that the work of Pay Governance and its employees has not raised any conflict of interest.

Use of Peer Group Data. With the assistance of Pay Governance, in 2019 and 2020, the Committee approved the composition of a peer group of publicly-traded companies that were selected on the basis of industry, revenue, global operations, employee size and market capitalization for use in the Committee’s 2020 fiscal year and 2021 fiscal year analyses of executive compensation.

The following companies made up the peer group utilized for fiscal 2020 executive compensation determinations:

• Ampco-Pittsburgh Corporation	• Helios Technologies, Inc.**	• Onto Innovation Inc.***
• Douglas Dynamics, Inc.	• IEC Electronics, Corp.	• Proto Labs, Inc.
• DMC Global Inc.*	• Kadant Inc.	• QAD Inc.
• The Eastern Company	• Key Tronic Corporation	• Transcat, Inc.
• FARO Technologies, Inc.	• The L.S. Starrett Company	• Twin Disc, Incorporated
• Graham Corporation	• Novanta Inc.	• Vishay Precision Group, Inc.

*	Formerly Dynamic Materials Corporation

**	Formerly Sun Hydraulics Corporation

***	Nanometrics Incorporated and Rudolph Technologies, Inc. merged in October 2019 to form Onto Innovation Inc.

The following companies make up the peer group utilized for fiscal 2021 executive compensation determinations:

• Ampco-Pittsburgh Corporation	• Graham Corporation	• Proto Labs, Inc.
• Broadwind, Inc.	• Helios Technologies**	• QAD Inc.
• Douglas Dynamics, Inc.	• IEC Electronics, Corp.	• Transcat, Inc.
• DMC Global Inc.*	• Key Tronic Corporation	• Twin Disc, Incorporated
• The Eastern Company	• The L.S. Starrett Company	• UFP Technologies, Inc.
• Energy Recovery, Inc.	• Omega Flex, Inc.	• Vishay Precision Group, Inc.
• FARO Technologies, Inc.	• Onto Innovation Inc.***

*	Formerly Dynamic Materials Corporation

**	Formerly Sun Hydraulics Corporation

***	Nanometrics Incorporated and Rudolph Technologies, Inc. merged in October 2019 to form Onto Innovation Inc.

The Committee uses the peer group data as one of several inputs when making compensation determinations. Periodically, the Committee also reviews trends data for the manufacturing industry from Willis Towers Watson to obtain a general understanding of current compensation practices in that industry as part of its analysis of executive compensation. In addition to the market data, the Committee may consider other factors such as an executive’s individual performance, experience in his or her position and responsibilities that may not necessarily be benchmarked in market data.

Recoupment Policy

Our Corporate Governance Principles contain a compensation recoupment policy. Our Corporate Governance Principles are available on our website at www.hurco.com/investors under “Corporate Governance.” The recoupment policy provides that in the event that the Company restates previously released financial results, the Compensation Committee shall determine whether any incentive compensation (defined as all equity-based and non-equity based compensation, the amount, payment and/or vesting of which was determined based wholly or in part on the value of the Company’s financial results or the achievement of specified performance measures) paid or awarded to executive officers during the three years preceding the restatement should be recovered by the Company. If the Committee determines that the amount of any incentive compensation paid to executive officers (the “Awarded Compensation”) during the three-year period preceding the date of restatement exceeded the amount that would have been paid based on the restated financial results (the “Adjusted Compensation”), and the restatement resulted from the Company’s material noncompliance, due in whole or part to intentional fraud or ethical misconduct, with any financial reporting requirement under the federal securities laws, then the Committee shall determine whether the Company should, except as provided below, recover the after-tax portion of the difference between the Awarded Compensation and the Adjusted Compensation for the affected executive officer.

In making the determination whether the Company should recover any incentive compensation, the Committee will take any appropriate considerations into account, including the role the executive officer played in contributing to the events that caused the restatement, the likelihood of success in recovering the amounts under applicable law, the costs of seeking recovery, and whether the assertion of a claim may prejudice the interests of the Company in any related proceeding or investigation relating to the circumstances giving rise to the restatement.

In addition, the Compensation Committee is monitoring regulatory developments with respect to compensation recoupment policies and will recommend to the Board any changes to the current policy that are necessary or appropriate in light of future SEC guidance.

Tax Considerations

Section 409A of the Internal Revenue Code affects the payments of certain types of deferred compensation to key employees and includes requirements relating to when payments under such arrangements can be made, acceleration of benefits, and timing of elections under such arrangements. Failure to satisfy these requirements will generally lead to an acceleration of the timing for including deferred compensation in an employee’s income, as well as certain penalties and interest. Our nonqualified deferred compensation arrangements are intended to comply with the effective requirements of Section 409A as required by law or regulation.

Report of the Compensation Committee

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC, or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act.

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on that review and those discussions, the Committee recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A and incorporated by reference in the Company’s Annual Report on Form 10-K for its 2020 fiscal year.

Timothy J. Gardner, Chairman
Thomas A. Aaro
Robert W. Cruickshank

Assessment of Compensation-Related Risks

On an ongoing basis as part of our strategic business planning process, the named executive officers, and key senior management conduct an assessment of the current risks arising from our compensation policies and practices. This team reviews and discusses the characteristics and approval policies of compensation programs for all employees, including salaries, equity awards, and cash bonuses, to determine whether any of these policies or programs could create risks that are reasonably likely to have a material adverse effect on us.

In November 2020, we reviewed and discussed all components of our compensation policies and practices with our Board as part of our business plan review and approval process. In addition, the Compensation Committee met separately to review the management team’s assessment of the risks that could arise from our compensation policies and practices. As part of their review, the Compensation Committee specifically considered factors that reduce the likelihood of excessive risk-taking, such as our overall compensation levels being competitive with the market, the balance between fixed components like salary and benefits, and short and long-term incentive compensation. The Committee has discretion to adjust downward the amount of compensation that would otherwise be payable under the short-term incentive compensation program, which it could do if it determines that an executive caused the Company to incur unnecessary or excessive risk. The compensation mix of cash (salary and short-term incentive) and equity incentives align with the market and the Company’s peers and are linked to business performance. The short-term and long-term incentive plans are linked to specific formulas and have payout ceilings. The 2020 and 2021 short-term incentive compensation arrangements also provide that no amounts will be paid under the strategic objectives component if our operating income margin is zero or negative. Our stock ownership guidelines link executives’ and non-employee directors’ interests to the interests of shareholders, and our incentive compensation recoupment policy would permit us to recover certain incentive compensation paid to executive officers in the event of wrongdoing on the part of the executives.

Based on such assessments, we believe that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Tabular Compensation Information

The following table summarizes the compensation information for each of our named executive officers for the fiscal years ended October 31, 2020, 2019, and 2018:

SUMMARY COMPENSATION TABLE

				Non-Equity
			Stock	Incentive Plan	All Other
Name and Principal	Fiscal	Salary	Awards	Compensation	Compensation	Total
Position	Year	$	$[1]	$[2]	$[3]	$
Michael Doar	2020	509,755	1,499,979	-	78,460	2,088,194
Chairman and Chief Executive Officer	2019	492,116	1,499,988	614,625	96,928	2,703,657
	2018	477,115	1,249,991	808,800	97,631	2,633,537

Sonja K. McClelland	2020	360,433	749,971	-	20,592	1,130,996
Executive Vice President, Secretary,	2019	340,385	749,938	325,938	20,373	1,436,634
Treasurer and Chief Financial Officer	2018	295,193	499,986	379,125	21,511	1,195,815

Gregory S. Volovic	2020	417,072	899,997	-	32,399	1,349,468
President and Chief Operating Officer	2019	402,115	899,974	427,444	34,904	1,764,437
	2018	387,115	749,960	558,578	34,277	1,729,930

[1]	Represents the grant date fair value of stock awards determined in accordance with Accounting Standards Codification Topic 718, or ASC 718. The stock awards consist of restricted share awards and PSU awards. Amounts related to restricted share awards are calculated using the closing sales price of our common stock on the grant date. Amounts related to PSU awards represent the value at the grant date based upon the probable outcome of the performance conditions. Amounts related to the PSUs designated as “PSUs – TSR” are calculated using the Monte Carlo approach. Amounts related to the PSUs designated as “PSUs – ROIC” are calculated using the closing sales price of our common stock on the grant date.

The following table presents the grant date fair value of the PSU awards included in the “Stock Awards” column and the grant date fair value of these awards assuming that the highest level of performance conditions would be achieved:

			PSU Awards
	Fiscal		Grant Date Fair Value	Grant Date Fair Value
	Year of	Performance	(Based on Probable	(Based on Maximum
Name	Grant	Period	Outcome)	Performance)
Michael Doar	2020	2020-2022	$1,124,989	$2,249,978
	2019	2019-2021	$1,125,009	$2,250,018
	2018	2018-2020	$937,500	$1,875,000

Sonja K. McClelland	2020	2020-2022	$562,495	$1,124,990
	2019	2019-2021	$562,466	$1,124,932
	2018	2018-2020	$374,990	$749,980

Gregory S. Volovic	2020	2020-2022	$675,033	$1,350,066
	2019	2019-2021	$674,979	$1,349,958
	2018	2018-2020	$562,465	$1,124,930

For PSUs granted in fiscal 2018 with a performance period of fiscal 2018-2020, zero PSUs were earned, as discussed further in “Compensation Discussion and Analysis—Compensation Decisions for Fiscal 2020—Long-Term Incentive Compensation—Earned PSU Awards for Fiscal 2018-2020.”

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[2]	Represents amounts earned in the specified fiscal year and paid in the following fiscal year under the specified fiscal year’s short-term incentive compensation arrangement. See “Compensation Discussion and Analysis—Compensation Decisions for Fiscal 2020—Short-Term Incentive Compensation” for additional information regarding the 2020 short-term incentive compensation arrangement.

[3]	The following table summarizes the information included in the All Other Compensation column in the Summary Compensation Table:

					Split-
			Supplemental	Matching	Dollar
		Leased	Disability	401(k) Plan	Life
	Fiscal	Auto	Insurance	Contributions	Insurance
Name	Year	($)	($)	($)	($)	Total ($)
Michael Doar	2020	25,655	11,957	17,100	23,748	78,460
	2019	29,537	12,887	16,800	37,704	96,928
	2018	26,194	13,028	16,500	41,909	97,631

Sonja K. McClelland	2020	-	3,492	17,100	-	20,592
	2019	-	3,573	16,800	-	20,373
	2018	-	5,011	16,500	-	21,511

Gregory S. Volovic	2020	-	15,299	17,100	-	32,399
	2019	-	18,104	16,800	-	34,904
	2018	-	17,777	16,500	-	34,277

The amounts shown in the Leased Auto column represent either the portion of the lease cost for automobiles leased by us allocable to an executive’s personal use of the automobile or the sum of a monthly car allowance that is added to an executive’s salary. For automobiles leased by us where the automobile is used for both business and personal purposes, the percentage of personal use is calculated and applied to the lease and operating expenses.

The Split-Dollar Life Insurance amounts represent a portion of the premium paid on insurance policies we own on the life of the employee. All cash contributions are returned to us upon employee separation or death of the insured. We pay the full amount of the premiums and are the beneficiary for a portion of the policies’ death benefit. By policy endorsement, the employee has the right to designate the beneficiary for the death benefit.

GRANTS OF PLAN-BASED AWARDS IN 2020 TABLE

The following table provides information regarding awards related to the 2020 short-term incentive compensation arrangement (referred to as “2020 S-T Compensation” in the table), PSU awards, and restricted share awards granted during fiscal 2020 to our named executive officers:

Name & Awards	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)[1]
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael Doar
2020 S-T Compensation	1/2/2020	254,925	509,850	1,019,700
2020-2022 PSUs-TSR	1/2/2020				6,409	12,818	25,636		600,010
2020-2022 PSUs-ROIC	1/2/2020				6,946	13,892	27,784		524,979
2020-2022 Restricted Shares	1/2/2020							9,923	374,990

Sonja K. McClelland
2020 S-T Compensation	1/2/2020	135,188	270,375	540,750
2020-2022 PSUs-TSR	1/2/2020				3,205	6,409	12,818		300,005
2020-2022 PSUs-ROIC	1/2/2020				3,473	6,946	13,892		262,490
2020-2022 Restricted Shares	1/2/2020							4,961	187,476

Gregory S. Volovic
2020 S-T Compensation	1/2/2020	177,289	354,578	709,156
2020-2022 PSUs-TSR	1/2/2020				3,846	7,691	15,382		360,016
2020-2022 PSUs-ROIC	1/2/2020				4,168	8,336	16,672		315,017
2020-2022 Restricted Shares	1/2/2020							5,953	224,964

[1]	Amounts represent the grant date fair value of the awards determined in accordance with ASC 718, calculated using $37.79, the closing price of our common stock as reported by Nasdaq on the date of grant, for the restricted shares and the PSUs designated as “PSUs – ROIC,” and $46.81, the calculated price using the Monte Carlo approach, for the PSUs designated as “PSUs – TSR.” Amounts related to PSU awards represent the value at the grant date based upon the probable outcome of the performance conditions.

The named executive officers are eligible to participate in the 2016 Plan, which was approved by our shareholders in March 2016. The 2016 Plan provides for equity-based incentive awards in the form of stock options, stock appreciation rights, restricted stock, stock units, and other stock-based awards. Under the 2016 Plan, the Compensation Committee has the authority to determine the persons to whom awards will be granted, the timing, type and number of shares covered by each award, and the terms and conditions of the awards. Prior to shareholder approval of the 2016 Plan, the named executive officers were eligible to participate in the Hurco Companies, Inc. 2008 Equity Incentive Plan (the “2008 Plan”). Upon shareholder approval of the 2016 Plan, no further awards have been or will be made under the 2008 Plan. The initial number of shares that were available for issuance under the 2016 Plan was 856,048, which consisted of 386,048 shares that were rolled over from the 2008 Plan on the date of shareholder approval of the 2016 Plan, plus 470,000 shares. In addition, any shares of our common stock subject to an award under the 2016 Plan, or to an award granted under the 2008 Plan that was outstanding on the date our shareholders approved the 2016 Plan, that expires, is cancelled, or forfeited, or is settled for cash will, to the extent of such cancellation, forfeiture, expiration, or cash settlement, automatically become available for future awards under the 2016 Plan. As of October 31, 2020, there were 46,759 shares of our common stock available for issuance of future awards under the 2016 Plan.

OUTSTANDING EQUITY AWARDS

AT 2020 FISCAL YEAR END TABLE

The following table summarizes the outstanding equity awards held by the named executive officers as of October 31, 2020:

					Stock Awards
	Option Awards				Time-Based Awards			Performance-Based Awards
Name and Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)[6]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)[6]
Michael Doar
12/14/11	16,311		$21.45	12/14/21
12/12/12	8,256		$23.30	12/12/22
01/03/18					2,469	[1]	$73,675
01/02/19					6,929	[2]	$206,761	29,286	[4]	$873,894
01/02/20					9,923	[3]	$296,102	26,710	[5]	$797,026
Sonja K. McClelland
12/14/11	5,437		$21.45	12/14/21
12/12/12	3,303		$23.30	12/12/22
01/03/18					988	[1]	$29,482
01/02/19					3,464	[2]	$103,366	14,642	[4]	$436,917
01/02/20					4,96	[3]	$148,036	13,355	[5]	$398,513
Gregory S. Volovic
01/03/18					1,481	[1]	$44,193
01/02/19					4,157	[2]	$124,045	17,572	[4]	$524,348
01/02/20					5,953	[3]	$177,638	16,027	[5]	$478,246

[1]	These restricted shares vested on January 3, 2021.

[2]	One-half of these restricted shares will vest on each of January 2, 2021 and January 2, 2022.

[3]	These restricted shares vest in thirds over a three-year period beginning on the first anniversary of the date of grant, provided the recipient remains employed by the Company through that date.

(footnotes continue next page)

[4]	Represents PSUs designated as “PSUs – TSR” and “PSUs – ROIC” that were granted in 2019 with a fiscal 2019-2021 performance period. The PSUs shown represent the target number of PSUs that have not yet been earned. The actual number of PSUs that will be earned and will vest after the 2019-2021 three-year performance period for the “PSUs – TSR” will be based on our total shareholder return over the three-year period, relative to the total shareholder return over that period of the companies in our 2019 peer group. The actual number of PSUs that will be earned and will vest after the 2019-2021 three-year performance period for the “PSUs – ROIC” will be based on the achievement of pre-established goals related to our average ROIC over the three-year period.

[5]	Represents PSUs designated as “PSUs – TSR” and “PSUs – ROIC” that were granted in 2020 with a fiscal 2020-2022 performance period. The PSUs shown represent the target number of PSUs that have not yet been earned. The actual number of PSUs that will be earned and will vest after the 2020-2022 three-year performance period will depend on the extent to which the performance conditions outlined under “Compensation Discussion and Analysis – Compensation Decisions for Fiscal 2020 – Long-Term Incentive Compensation” are satisfied.

[6]	Market value is calculated by multiplying the number of shares by $29.84, the closing price of our common stock as reported by Nasdaq on October 30, 2020, the last trading day of our 2020 fiscal year.

OPTION EXERCISES AND STOCK VESTED IN 2020

The following table provides information regarding the exercise of stock options by the named executive officers during fiscal 2020 and stock awards held by the named executive officers that vested during fiscal 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)[1]
Michael Doar	3,738	$44,333	8,390	[2]	$304,694
Sonja K. McClelland	--	--	3,702	[3]	$134,954
Gregory S. Volovic	--	--	5,034	[4]	$182,818

[1]	Value realized is calculated (a) for shares acquired on exercise of option awards, by multiplying the number of shares acquired pursuant to each such exercise, by the difference between the closing price of our common stock on the date of exercise, as reported on the Nasdaq Global Select Market, and the exercise price; and (b) for the restricted shares that vested, by multiplying the closing price of our common stock, as reported on the Nasdaq Global Select Market, on the date of vesting by the number of restricted shares that vested.

[2]	Reflects the vesting of 8,390 restricted shares, from which 2,397 shares were withheld for tax purposes.

[3]	Reflects the vesting of 3,702 restricted shares, from which 1,058 shares were withheld for tax purposes.

[4]	Reflects the vesting of 5,034 restricted shares, from which 1,438 shares were withheld for tax purposes.

EQUITY COMPENSATION PLAN INFORMATION AT 2020 FISCAL YEAR END

The following table sets forth information regarding outstanding grants and shares available for grant under our existing equity compensation plans as of October 31, 2020.

Number of
Securities
Remaining
		Weighted	Available for
	Number of	Average	Future Issuance
	Securities to be	Exercise Price	Under Equity
	Issued Upon	of	Compensation
	Exercise of	Outstanding	Plans (Excluding
	Outstanding	Options,	Securities
	Options, Warrants	Warrants and	Reflected in the
Plan Category	and Rights[1]	Rights[2]	First Column) [3]
Equity compensation plans approved by security holders	268,491	$22.09	46,759
Equity compensation plans not approved by security holders	--	--	--
Total	268,491	$22.09	46,759

[1]	Consists of stock options and PSUs granted under the 2008 Plan and the 2016 Plan. The number of PSUs included in these amounts consists of (a) zero PSUs with respect to the 2018-2020 PSUs, since none of those PSUs were earned for the completed performance period of fiscal 2018-2020 and (b) the maximum number of shares which participants are eligible to receive if applicable performance metrics are fully achieved with respect to the fiscal 2019-2021 PSUs and fiscal 2020-2022 PSUs. The actual number of PSU-related shares that will be issued under the awards referenced in clause (b) depends on the performance over the applicable three-year performance period.

[2]	Weighted average exercise price is calculated using the exercise price for stock options. PSUs do not have an exercise price and, therefore, they have been excluded from the weighted average exercise price calculation in this column.

[3]	Consists of shares available for future issuance as stock options, stock appreciation rights, restricted stock, stock units, and other stock-based awards under the 2016 Plan, assuming maximum payouts under all performance and time-based equity awards granted under the 2016 Plan and remaining outstanding as of October 31, 2020. Based on historical experience and the fact that performance metrics associated with currently outstanding ROIC PSU awards that include fiscal year 2020 in the performance period will have a significant outlying drag on three-year averages, the Company believes the amounts stated in this column assuming best-case targets likely overstate dilution, as the corresponding maximum payout targets are unlikely to be achieved. Assuming target (instead of maximum) payout levels are achieved under all outstanding performance awards under the 2016 Plan and after cancellation of the PSUs subject to the 2018-2020 PSU awards, 281,943 securities remain available for future issuance under the 2016 Plan as of October 31, 2020. Based on the foregoing, the Company believes the 2016 Plan share reserve is sufficient to fund anticipated equity awards for the foreseeable future or at least one to two additional fiscal years.

NONQUALIFIED DEFERRED COMPENSATION IN 2020

For Mr. Doar and Mr. Volovic, the only two named executive officers participating in the nonqualified deferred compensation plan, the following table provides information regarding fiscal 2020 executive contributions, fiscal 2020 earnings, and aggregate balances as of October 31, 2020. There were no Company contributions or aggregate withdrawals or distributions in fiscal 2020.

	Executive	Aggregate	Aggregate
	Contributions	Earnings in	Balance at
	in Last Fiscal	Last Fiscal	Last Fiscal
	Year	Year	Year End
Name	($)	($)	($)
Michael Doar	30,454	225,641	1,353,034
Gregory S. Volovic	206,275	8,153	276,744

The amounts shown in this table are also included in the amounts shown in the “Salary” column of the Summary Compensation Table. All of the contributions by Mr. Doar and Mr. Volovic in fiscal 2020 and prior fiscal years were reported in the Summary Compensation Table in fiscal 2020 or prior fiscal years, as applicable. The aggregate balance shown includes earnings on such contributions.

The Hurco Companies, Inc. Deferred Compensation Plan II, or the DCPII, is a nonqualified deferred compensation plan in which senior managers and other highly compensated employees are eligible to participate. A committee consisting of our CEO, CFO, and Director of Human Resources administers the DCPII. This committee is authorized to interpret the DCPII, establish, amend and rescind any rules and regulations relating to the DCPII, determine the terms and provisions of any agreements made pursuant to the DCPII, and make all other determinations that may be necessary or advisable for the administration of the DCPII.

Eligible participants are able to defer between 2% and 50% percent of their base salary and up to 100% of their annual bonus less required and voluntary payroll deductions in a given plan year. Deferral elections are made by eligible executives in January of each year for amounts to be earned in the following year. The Board may declare a discretionary amount of matching credits for participants deferring compensation, up to a maximum of 6% of compensation. The Board has not awarded any such matching credits to Mr. Doar or Mr. Volovic.

Participants are 100% vested in all deferral and matching accounts under the DCPII at all times. Amounts deferred under the DCPII are credited with earnings at the rate of return generated by the Vanguard mutual fund investment options elected by the participants that are offered in our 401(k) plan. The earnings do not reflect any above-market or preferential rates of return. Participants may change their investment options under the DCPII at any time by contacting Vanguard. Account balances in the DCPII are payable at the election of the participant either in a single lump sum or in monthly, quarterly, or annual installments with a term of between two and ten years. Distributions under the DCPII will not commence prior to the expiration of a six-month period from the date of separation of service or the participant’s death, if earlier.

CEO Pay Ratio Disclosure

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable SEC rules, the following is a reasonable estimate of the ratio of the annual total compensation of our CEO to the annual total compensation of the median of the Company’s other employees, together with an explanation of the Company’s methodology in calculating the same. The pay ratio rule became effective for us in fiscal 2018 and first required disclosure in the proxy statement we filed in connection with our 2019 Annual Meeting of Shareholders.

For fiscal 2020:

•	The annual total compensation of the Median Employee (as defined below) was $54,035, using the applicable exchange rate as of October 31, 2020, as reported by the Wall Street Journal.
•	The annual total compensation of the Company’s CEO, as reported in the above Summary Compensation Table, was $2,088,194.
•	The ratio of the annual total compensation of the Company’s CEO to the median annual total compensation of all of the Company’s employees, other than the CEO, was reasonably estimated to be 39 to 1.

Because this pay ratio is a reasonable estimate, and because SEC rules allow companies to adopt a variety of methodologies and assumptions and to apply certain exclusions, the pay ratio reported by other companies may not be comparable to the pay ratio reported by the Company.

As permitted by the pay ratio rule, because we did not experience changes in our employee population or employee compensation arrangements during fiscal 2019 or 2020 that we reasonably believe would result in a significant change to our pay ratio disclosure, we used the median employee identified in fiscal 2018 for purposes of calculating the pay ratio disclosure for fiscal 2020 that is required in this proxy statement.

To identify the Company’s median employee for fiscal 2018, the Company determined that the Company and its subsidiaries employed approximately 733 employees (excluding the CEO) as of an August 1, 2018 determination date (the “Non-CEO Employee Population”). The Company identified “annual cash compensation” as its consistently applied compensation measure. The Company defined the term “annual cash compensation” as gross amounts of cash compensation paid for the period beginning on January 1, 2017 and ending on December 31, 2017 (the “Measurement Period”), which included salary or hourly wages (including overtime pay), as applicable, plus sales commissions and cash bonuses. For permanent employees within the Non-CEO Employee Population employed by the Company or its subsidiaries for part but not all of the Measurement Period, the Company annualized their cash compensation paid. For permanent employees within the Non-CEO Employee Population employed by the Company or its subsidiaries as of the August 1, 2018 determination date but not employed during the Measurement Period, the Company applied an annual cash compensation equal to $0.

For non-U.S. employees, the annual cash compensation was converted into U.S. currency using the applicable exchange rates as of July 31, 2018, as reported by The Wall Street Journal. The Company did not apply any cost-of-living adjustments to non-US employees. The Company then sorted the listing of the annual cash compensation of each employee in the Non-CEO Employee Population from lowest to highest and selected the employee at the median (the “Median Employee”). The Company calculated the Median Employee’s total annual compensation for fiscal 2020 using the same rules that apply to reporting the compensation of our named executive officers in the “Total” column of the Summary Compensation Table.

Employment Agreements

On March 15, 2012, following approval by the Compensation Committee, we entered into employment agreements with each of the named executive officers. The employment agreements terminated and superseded any previously existing employment-related engagements between the Company and the named executive officers. The current term of employment under each of the employment agreements would end October 31, 2021, with automatic one-year extensions unless either party gives 60-days’ notice prior to the expiration of the then-current term.

The employment agreements provide for a minimum base salary, subject to increase or decrease at the discretion of the Company, and a discretionary annual cash bonus. The employment agreements provide that each of the named executive officers is eligible to participate in any employee benefit plans and programs generally made available to our employees.

Each of the employment agreements provides that, if the Company terminates the executive’s employment without Cause (as defined in the employment agreements) or he or she resigns for Good Reason (as defined in the employment agreements) prior to a Change in Control (as defined in the employment agreements), then he or she will be entitled to severance payments (1) in the form of a salary continuation benefit at his or her base salary then in effect for a period of nine months (twelve months in the case of Mr. Doar); (2) an additional monthly amount during the severance period equal to one-twelfth of the average of the executive’s annual cash bonuses for the preceding three years; and (3) an additional monthly payment during the severance period equal to 140% of the Company’s monthly cost at the time of termination for continuation of health insurance. In order to receive any of the severance payments, the executive must execute a release satisfactory to the Company. If an executive officer’s employment is terminated by the Company without Cause or by the executive for Good Reason within twelve months following a Change in Control, then the executive will be entitled to the severance amounts disclosed in the first sentence of this paragraph for a period of eighteen months (twenty-four months in the case of Mr. Doar). In the event of termination of the executive’s employment by reason of death, disability, retirement, termination by the Company for Cause, or termination by the executive for any reason other than Good Reason or for no reason, he or she is entitled to his or her base salary and benefits through the date of termination of employment.

The employment agreements contain certain restrictive covenants prohibiting the executive from competing with the Company, selling products to certain customers, and hiring certain employees for certain periods after termination of employment. The employment agreements also contain provisions protecting our intellectual property and confidential information.

Equity Awards

All currently outstanding stock options held by the named executive officers are fully vested and were granted under the 2008 Plan. Under the 2008 Plan, all stock options held by the named executive officers will terminate upon the first occurrence of (a) the date of termination of employment by the Company for cause, (b) three months after the date on which the executive voluntarily terminates employment for any reason, including retirement (other than death or disability), or on which employment is terminated by the Company without cause (other than within 12 months after a change in control), (c) the expiration of one year after the date on which employment is terminated due to the executive’s death or disability or on which the executive is terminated without cause within 12 months after a change in control, or (d) ten years from the date of grant.

All currently outstanding restricted shares and PSUs held by the named executive officers were granted under the 2016 Plan. Under the 2016 Plan, a named executive officer’s rights with respect to unvested restricted shares or PSUs will terminate if the executive ceases continuous service for any reason, except in the event of an involuntary termination without cause within 18 months after a change in control that involves (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company (a “Corporate Transaction”). If in connection with a change in control that involves a Corporate Transaction, an executive’s restricted shares and PSUs are not continued, assumed, or replaced, or if an executive’s awards are continued, assumed, or replaced and the executive is involuntarily terminated without cause within 18 months after the Corporate Transaction, unvested restricted shares will vest in full, and unvested PSUs will vest assuming the target level of performance for all performance metrics and the vested portion of the award at that level of performance will be proportionate to the portion of the performance period that has elapsed as of the effective time of the Corporate Transaction. Alternatively, if an executive’s restricted shares or PSUs are not continued, assumed, or replaced in connection with a change in control that involves a Corporate Transaction, the Compensation Committee may provide for the cancellation of the award in exchange for payment to the executive of the amount of consideration that would have been received in the transaction for the number of shares subject to the award.

In addition, in the event of a change in control that does not involve a Corporate Transaction, the Compensation Committee may, in its discretion, take such action as it deems appropriate with respect to unvested restricted shares and PSUs, which may include providing for the cancellation of any award in exchange for payment to the executive of the amount of consideration that would have been received in the change in control for the number of shares subject to the award or making adjustments to any award to reflect the change in control, including the acceleration of vesting in full or in part.

Potential Payments upon Termination

							Certain
					Termination		Terminations
					Without		Within
					Cause or by		Specified
					Executive		Period After
					for Good		Change in
					Reason		Control or
					Prior to a		Equity
					Change in	Termination	Awards Not
	Resignation	Death	Disability	Retirement	Control	for Cause	Assumed
	($)	($)	($)[1]	($)	($)(2)	($)(2)	($)(2)
Michael Doar
Severance Pay[3]	-	-	-	-	984,325	-	1,968,650
Deferred Compensation[4]	1,353,034	1,353,034	1,353,034	1,353,034	1,353,034	1,353,034	1,353,034
Stock Options[5]	190,844	190,844	190,844	190,844	190,844	-	190,844
Restricted Shares[6]	-	-	-	-	-	-	576,538
PSUs[7]	-	-	-	-	-	-	848,528
Health Care Coverage[8]	-	-	527,928	-	37,916	-	75,832
Life Insurance[9]	-	1,889,700	-	-	-	-	-

Sonja K. McClelland
Severance Pay[10]	-	-	-	-	446,641	-	893,282
Deferred Compensation	-	-	-	-	-	-	-
Stock Options[5]	67,218	67,218	67,218	67,218	67,218	-	67,218
Restricted Shares[6]	-	-	-	-	-	-	280,884
PSUs[7]	-	-	-	-	-	-	424,244
Health Care Coverage[8]	-	-	342,222	-	39,541	-	79,082
Life Insurance[11]	-	361,000	-	-	-	-	-

Gregory S. Volovic
Severance Pay[10]	-	-	-	-	559,369	-	1,118,738
Deferred Compensation[4]	276,744	276,744	276,744	276,744	276,744	276,744	276,744
Stock Options[5]	-	-	-	-	-	-	-
Restricted Shares[6]	-	-	-	-	-	-	345,876
PSUs[7]	-	-	-	-	-	-	509,135
Health Care Coverage[8]	-	-	489,228	-	28,250	-	56,500
Life Insurance[11]	-	400,000	-	-	-	-	-

(footnotes on next page)

[1]	“Disability” giving rise to the Company’s right to terminate the employment agreements in question would exist (a) when the executive is deemed disabled and entitled to benefits in accordance with any Company-provided long-term disability insurance policy or plan, if any is applicable, covering the executive; (b) upon the inability of the executive, because of injury, illness, disease or bodily or mental infirmity, to perform, with or without reasonable accommodation, the essential functions of the executive’s job for more than ninety days during any period of twelve consecutive months; or (c) upon the written determination by a physician selected by the Company that, because of an injury, illness, disease or bodily or mental infirmity, the executive is unable to perform, with or without reasonable accommodation, the essential functions of the executive’s job, and, as of the date of determination, such condition is reasonably expected to last for a period of ninety days or longer after the date of determination, based on the medical information reasonably available to such physician at the time of determination.

[2]	“Cause” for the Company’s termination of the employment agreement would exist if the executive (a) is convicted of, or pleads no contest to, a felony, (b) engages in fraudulent or dishonest conduct, (c) fails to follow the lawful instructions of a superior or the Company’s Board of Directors, (d) breaches the terms of the employment agreement, (e) violates written policies or procedures, (f) engages in willful misconduct, or (g) misuses alcohol or drugs. “Good Reason” for the executive’s termination of the employment agreement would exist if the Company (a) fails to automatically extend the term of the employment agreement, (b) decreases the executive’s base salary by more than 5% a year unless the decrease is part of a broader cost reduction, (c) demotes the executive or assigns duties that are inconsistent with executive’s position, (d) eliminates or materially reduces employee benefits other than as part of a broader cost reduction, (e) requires executive to relocate more than thirty miles from the Company office at which executive was based immediately prior to such relocation, (f) materially breaches any material term of the employment agreement, or (g) fails to have the employment agreement assumed as part of a merger or sale of the Company. There are notice and cure provisions with respect to certain of the grounds for termination for Cause or Good Reason. “Change in Control” means (a) the acquisition of 25% or more of the voting securities of the Company, (b) a majority of the directors of the Company being elected who were not approved by a majority of the persons who were previously serving as directors, or (c) a merger, other reorganization or liquidation involving the Company or a sale of substantially all of the assets of the Company, unless (i) the Company’s shareholders would own 55% or more of the voting power of the successor entity, (ii) no individual person would own 25% or more of the successor entity and (iii) a majority of the directors of the successor entity were directors of the Company.

[3]	If the Company terminates Mr. Doar’s employment without Cause or he resigns for Good Reason prior to a Change in Control, then he will be entitled to severance payments in the form of a salary continuation benefit at base salary then in effect for a period of twelve months; an additional monthly amount during the severance period equal to one-twelfth of the average of his annual cash bonuses for the preceding three years; and an additional monthly payment during the severance period equal to 140% of the Company’s monthly cost at the time of termination for continuation of health insurance. If Mr. Doar’s employment is terminated by the Company without Cause or by him for Good Reason within twelve months following a Change in Control, then he will be entitled to the severance amounts disclosed in the preceding sentence for a period of twenty-four months.

[4]	Amounts can be paid in lump sum distribution or installments depending on the participant’s election.

[5]	Reflects the excess of the closing price of $29.84 per share for our common stock on October 30, 2020, over the exercise price of vested stock options and unvested stock options that would vest as a result of the specified termination event occurring as of October 31, 2020, multiplied by the number of shares of common stock underlying the stock options. Stock options shall terminate upon the first occurrence of (a) the date of termination of employment by the Company for cause, (b) three months after the date on which the participant voluntarily terminates employment for any reason, including retirement (other than death or disability), or on which employment is terminated by the Company without cause, (c) the expiration of one year after the date on which employment is terminated due to the participant’s death or disability or on which the participant is terminated without cause within twelve months after a change in control or (d) ten years from the date of grant.

[6]	Reflects the value of unvested restricted shares that would vest as a result of the specified termination event occurring as of October 30, 2020, using $29.84 per share. A participant’s rights with respect to the unvested portion of the restricted shares will terminate if a participant ceases continuous service for any reason, except in the event of an involuntary termination without cause within 18 months after a change in control that involves a Corporate Transaction. Generally, if a participant is involuntarily terminated without cause within 18 months after such a change in control, unvested restricted shares will vest in full. Further, if a participant’s unvested restricted shares are not continued, assumed, or replaced in connection with a change in control that involves a Corporate Transaction, such unvested restricted shares will vest in full.

[7]	Reflects the value of unvested PSUs that would vest as a result of the specified termination event occurring as of October 30, 2020, using $29.84 per share. A participant’s rights with respect to unvested PSUs will terminate if a participant ceases continuous service for any reason, except in the event of an involuntarily termination without cause within 18 months after a change in control that involves a Corporate Transaction. Generally, if a participant is involuntarily terminated without cause within 18 months after such a change in control, unvested PSUs will vest assuming the target level of performance for all performance metrics and the vested portion of the award at that level of performance will be proportionate to the portion of the performance period that has elapsed as of the effective time of the Corporate Transaction. Further, if a participant’s unvested PSUs are not continued, assumed, or replaced in connection with a change in control that involves a Corporate Transaction, such PSUs will vest assuming the target level of performance for all performance metrics and the vested portion of the award at that level of performance will be proportionate to the portion of the performance period that has elapsed as of the effective time of the Corporate Transaction.

[8]	“Health Care Coverage” includes the following: (a) in the event of a termination due to Disability, payments and the market value of any supplemental disability insurance or plans for which the executive would have been entitled, if such termination occurred on October 31, 2020, and that either discriminate in scope, terms or operation, in favor of the executive, or that are not generally otherwise available to all salaried employees; and (b) in the event of a termination by the Company without Cause or by the executive for Good Reason, an amount equal to 140% of the “COBRA Premium Rate” during the applicable “Severance Period.” For purposes of the foregoing, (y) the term “COBRA Premium Rate” means the monthly amount charged, as of the termination date, for COBRA continuation coverage options and coverage levels applicable to the executive and the executive’s covered dependents immediately prior to the termination date; and (z) the term “Severance Period” means (i) with respect to a termination without Cause by the Company or by the executive for Good Reason, a period of nine months after employment termination for Mr. Volovic and Ms. McClelland and a period of twelve months for Mr. Doar; and (ii) with respect to a termination without Cause by the Company or by the executive for Good Reason within twelve months after a Change in Control, a period of eighteen months for Mr. Volovic and Ms. McClelland and a period of twenty-four months for Mr. Doar.

[9]	Amount includes split-dollar life insurance payment of two times annual salary plus one times bonus and $870,000 maximum benefit for term life and accidental death insurance policies.

[10]	If the Company terminates the executive’s employment without Cause or he or she resigns for Good Reason prior to a Change in Control, then he or she will be entitled to severance payments in the form of a salary continuation benefit at base salary then in effect for a period of nine months; an additional monthly amount during the severance period equal to one-twelfth of the average of the executive’s annual cash bonuses for the preceding three years; and an additional monthly payment during the severance period equal to 140% of the Company’s monthly cost at the time of termination for continuation of health insurance. If the executive’s employment is terminated by the Company without Cause or by the executive for Good Reason within twelve months following a Change in Control, then he or she will be entitled to the severance amounts disclosed in the preceding sentence for a period of eighteen months.

[11]	Amounts include life insurance payment of two times annual salary up to a maximum annual salary of $361,000 for Ms. McClelland and $400,000 for Mr. Volovic under accidental death insurance policy.

Compensation of Directors

DIRECTOR COMPENSATION TABLE

	Fees Earned or
	Paid in Cash	Stock Awards	Total
Name	($)	($)[1]	($)
Thomas A. Aaro	32,500	59,995	92,495
Robert W. Cruickshank	45,000	59,995	104,995
Cynthia Dubin	35,000	59,995	94,995
Timothy J. Gardner	37,500	59,995	97,495
Jay C. Longbottom	40,000	59,995	99,995
Andrew Niner	15,000	-	15,000
Richard Porter	35,000	59,995	94,995
Janaki Sivanesan	35,000	59,995	94,995

[1]	Amounts reflect the grant date fair value of restricted shares issued to each non-employee director during the year ended October 31, 2020, calculated in accordance with ASC 718. Each non-employee director received 2,540 restricted shares on March 12, 2020, the date of our 2020 Annual Meeting of Shareholders. The grant date fair value is calculated by multiplying the closing price of our common stock on Nasdaq on the date of grant, which was $23.62, by the number of restricted shares awarded. The restricted shares vest one year from the date of grant. Mr. Niner did not receive a restricted share award in 2020, since he retired after the 2020 Annual Meeting and, therefore, was not nominated for re-election.

In fiscal 2020, we paid our directors as follows: (1) the quarterly retainer for all non-employee directors was $7,500, (2) the Presiding Independent Director quarterly retainer was $3,750 and (3) the fair market value of the annual grant of restricted shares to non-employee directors was $59,995. In addition to the quarterly retainer for all non-employee members of the Board, we paid the chair of the Audit Committee a quarterly retainer of $2,500, the chair of the Compensation Committee a quarterly retainer of $1,875, and each Audit Committee member a quarterly retainer of $1,250. We also paid our directors’ traveling expenses incurred to attend Board meetings and Annual Meetings of Shareholders, which are not included in the Director Compensation Table above.

Mr. Doar’s compensation and Mr. Volovic’s compensation for fiscal 2020 are set forth in the Summary Compensation Table and the preceding tables and narrative. Mr. Doar and Mr. Volovic are not included in this table because they did not receive any additional compensation for their services as directors.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of January 8, 2021, regarding beneficial ownership of our common stock held by each director, director nominee, and named executive officer; by all current directors and executive officers as a group; and by all persons who are known to be beneficial owners of more than 5% of our common stock. Each such person has sole voting and investment power with respect to such securities, except as otherwise noted. The percentage ownership amounts are calculated using the number of shares of our common stock outstanding on January 8, 2021.

Directors and Officers
	Shares
	Owned	% Ownership
Thomas A. Aaro	9,793[1]	*
Robert W. Cruickshank	30,716[1]	*
Michael Doar	162,792[2]	2.4%
Cynthia Dubin	4,018[1]	*
Timothy Gardner	7,185[1]	*
Jay C. Longbottom	9,793[1]	*
Richard Porter	6,195[1]	*
Janaki Sivanesan	21,084[3]	*
Sonja K. McClelland	53,775[4]	*
Gregory S. Volovic	54,943[5]	*
Executive officers and directors as a group (10 persons)	360,294	5.4%

Other Beneficial Owners
Name and Address
Royce & Associates LP
745 Fifth Avenue, New York, NY, 10151	838,753[6]	12.6%
Polar Asset Management Partners, Inc.
401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario
M5H 2Y4, Canada	661,699[7]	9.9%
Dimensional Fund Advisors LP
6300 Bee Cave Road, Austin, TX 78746	573,645[6]	8.6%
Vanguard Group Inc
100 Vanguard Blvd., Malvern, PA 19355	395,582[6]	5.9%
Blackrock Inc.
55 East 52nd Street, New York, NY 10055	367,153[6]	5.5%
American Century Companies Inc
4500 Main Street, 9th Floor, Kansas City, MO 64111	347,264[6]	5.2%

*      Less than one (1) percent.

[1]	Includes 2,540 unvested shares of restricted stock.

[2]	Includes 24,567 shares subject to options that are vested and 18,821 unvested shares of restricted stock.

[3]	Includes 2,540 unvested shares of restricted stock and 34 shares held by an immediate family member of Ms. Sivanesan.

[4]	Includes 8,740 shares subject to options that are vested and 11,595 unvested shares of restricted stock.

[5]	Includes 13,914 unvested shares of restricted stock.

[6]	Based solely on information supplied by the beneficial owner on Form 13F for the quarter ended September 30, 2020, which was filed in November 2020.

[7]	Based solely on information supplied by the beneficial owner on Schedule 13G filed with the SEC on December 10, 2020. Polar Asset Management Partners Inc. serves as the investment advisor to Polar Multi-Strategy Master Fund, Polar Micro-Cap Fund, and Polar Micro-Cap Fund II LP with respect to the shares. As of November 30, 2020, Polar Asset Management Partners Inc. had sole voting and dispositive power over 661,699 shares.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of the four directors named below. The Board of Directors and the Audit Committee have determined that the Committee’s current composition satisfies the Nasdaq listing requirements, including the requirement that all Audit Committee members be “independent directors” as defined by Nasdaq rules. The Board of Directors annually reviews the independence of the Audit Committee members under both (1) Nasdaq rules and the SEC’s definition of independence for Audit Committee members and (2) the independence requirements in our Corporate Governance Principles. The Board has determined that Mr. Longbottom and Ms. Sivanesan each meet the SEC’s definition of an “Audit Committee financial expert.”

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to shareholders and others, the system of internal controls that management has established and the audit process. In doing so, it is the responsibility of the Audit Committee to provide an open avenue of communication between the Board of Directors, management, internal auditors, and the independent auditors.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended October 31, 2020, with the Company’s management. The Audit Committee has discussed with RSM US LLP (“RSM”), the Company’s independent registered public accounting firm, the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. The Audit Committee has also received the written disclosures and the letter from RSM required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with RSM the independence of that firm.

The members of the Audit Committee have also confirmed that there have been no new circumstances or developments since their appointment to the Committee that would impair any member’s ability to act independently.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2020, for filing with the SEC.

Jay C. Longbottom, Chairman
Cynthia Dubin
Richard Porter
Janaki Sivanesan

PROPOSAL 3.     RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed RSM as our independent registered public accounting firm for fiscal 2021. The Board is submitting the appointment of RSM for ratification in order to permit shareholders to express their approval or disapproval. In the event of a negative vote, the Audit Committee may reconsider this appointment. Representatives of RSM will be present at the meeting and will be given an opportunity to respond to questions and make a statement, if they desire.

The Board of Directors recommends a vote "FOR" the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2021.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit and Non-Audit Fees

The following table sets forth fees paid to RSM for the services provided during fiscal years 2020 and 2019:

	2020	2019
Audit Fees[1]	$1,016,968	$910,616
Audit-Related Fees[2]	14,500	14,100
Tax Fees[3]	207,716	259,687
All Other Fees[4]	-	-
TOTAL	$1,239,184	$1,184,403

[1]	Represents fees for professional services provided in connection with the audit of annual financial statements, the review of quarterly financial statements, the audit of internal controls over financial reporting and the audit of purchase accounting associated with acquisitions.

[2]	Represents fees for employee benefit plan audits, acquisition due diligence activities or other audit related activities.

[3]	Represents fees for services provided in connection with tax compliance and tax planning.

[4]	Represents fees for other non-audit services.

Pre-Approval Policy

The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. For fiscal years 2020 and 2019, all of the fees reported above as Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees were pre-approved by the Audit Committee. The Audit Committee has concluded that the provision of the services listed above is compatible with maintaining RSM’s independence.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Under our Code of Business Conduct and Ethics, which is available on our website at www.hurco.com/investors, under “Corporate Governance,” our directors, officers, and employees are not permitted to conduct business on our behalf with a member of his or her family, or a business organization with which he or she or a family member has an interest or employment relationship that could be considered significant in terms of potential conflict of interest, unless such business dealings have been disclosed to, and approved by, our Audit Committee.

Further, under our Audit Committee’s charter, which is available on our website at www.hurco.com/investors under “Corporate Governance,” our Audit Committee must review and approve all related person transactions in which any director, director nominee, executive officer, or significant shareholder of the Company, or any of their immediate family members, has a direct or indirect material interest.

We had no related person transactions during fiscal 2020.

SHAREHOLDER PROPOSALS FOR OUR 2022 ANNUAL MEETING

The date by which shareholder proposals must be received by us for inclusion in proxy materials relating to the 2022 Annual Meeting of Shareholders is October 1, 2021.

Our By-Laws provide that shareholders are required to give us advance notice of any business to be brought by a shareholder before an annual shareholders’ meeting. For business to be properly brought by a shareholder before an Annual Meeting of Shareholders, the shareholder must give timely written notice thereof to our Corporate Secretary. In order to be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not less than sixty days prior to the meeting. In the event that less than seventy days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. The notice must contain specified information about the proposed business and the shareholder making the proposal. These procedures apply to any matter other than nomination of directors that a shareholder wishes to raise at the 2022 Annual Meeting of Shareholders, including those matters raised pursuant to 17 C.F.R. §240.14a-8 of the rules and regulations of the SEC.

Shareholders who wish to nominate a candidate for election as a director without the recommendation of the Nominating and Governance Committee must provide timely written notice thereof to our Corporate Secretary. In order to be timely, a shareholder’s notice must be delivered to or mailed and received by dates explained in the preceding paragraph with respect to shareholder proposals. In addition, the notice must contain additional information concerning the shareholder, the nominee and any “Shareholder Associated Person,” the nominee’s consent to the nomination, an executed questionnaire in a form signed by our directors, nominees and representatives, and an agreement establishing that there is no undisclosed understanding with respect to the nominee’s conduct as a director.

Any shareholder proposals or nominations that do not meet the above requirements will be considered untimely, and any proxy solicited by us may confer discretionary authority to vote on such proposal or nominee. A copy of our By-Laws is available upon request and may also be obtained on the SEC’s website at www.sec.gov. Such requests and any shareholder proposals or nominations should be sent to Sonja K. McClelland, Secretary, Hurco Companies, Inc., One Technology Way, P.O. Box 68180, Indianapolis, Indiana 46268, our principal executive offices.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act that may incorporate future filings (including this proxy statement, in whole or in part), the preceding Report of the Audit Committee and the Report of the Compensation Committee shall not be incorporated by reference in any such filings.

ANNUAL REPORT ON FORM 10-K

We have filed our Annual Report on Form 10-K for the fiscal year ended October 31, 2020 with the SEC. Shareholders may obtain a copy of the Annual Report on Form 10-K, free of charge, by writing to Sonja K. McClelland, Executive Vice President and Chief Financial Officer, Hurco Companies, Inc., One Technology Way, P.O. Box 68180, Indianapolis, Indiana 46268. A copy of the Annual Report on Form 10-K can also be obtained at www.hurco.com/investors under “Proxy Materials.”

OTHER BUSINESS

The Board knows of no other matters that may be presented at the 2021 Annual Meeting. If any other matters should properly come before the 2021 Annual Meeting, the persons named in the enclosed form of proxy will vote in accordance with their business judgment on such matters.

AnnUAL meeting OF sHAReHOLdeRs OF HURCO COmPAnies, inC. Date:March 11, 2021 Time:10:00 a.m. (Eastern Time) Place:Annual meeting to be held live via the Internet - please visit Annual Meeting of Shareholders of Hurco Companies, Inc. to be held on Thursday, March 11, 2021 for Shareholders as of January 15, 2021 This proxy is being solicited on behalf of the Board of Directors Please separate carefully at the perforation and return just this portion in the envelope provided. www.proxydocs.com/HURC for more Details Please make your marks like this:Use dark black pencil or pen only Go To inTeRneT Call TeLePHOne (866) 858-9487 A. Proposals – Board of directors recommends a vote FOR the election of each of the directors, FOR proposal 2 and FOR proposal 3. 1: Election of Directors: www.proxypush.com/HURC Cast your vote online. View meeting documents. OR mAiL Use any touch-tone telephone. Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions. Nominees: 01 Thomas A. Aaro 02 Michael Doar Cynthia Dubin Timothy J. Gardner 05 Jay C. Longbottom 06 Richard Porter Janaki Sivanesan Gregory Volovic 2: Advisory vote on executive compensation 3: Appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2021. 4: Such other business as may properly come before the meeting or any adjournments thereof. ForWithhold For Against Abstain OR• Mark, sign and date your Proxy Card/Voting Instruction Form. Detach your Proxy Card/Voting Instruction Form. Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. The undersigned hereby appoints as proxies Michael Doar and Richard Porter, or either of them, with full power of substitution, to vote all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Hurco Companies, Inc., to be held at 10:00 a.m. Eastern Time, on Thursday, March 11, 2021, in virtual format only, via webcast, and any adjournments thereof, upon the matters on the reverse side and, in their judgement and discretion, upon such other business as may properly come before the meeting. Only shareholders of record as of the close of business on January 15, 2021, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. In the event there are not sufficient votes for approval of one or more of the matters listed on the reverse side at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies. If you do not expect to attend the Annual Meeting, please mark, sign and date the enclosed proxy and return it in the enclosed return envelope, which requires no postage if mailed in the United States. THE SHARES REPRESENTED BY THIS PROXY UNLESS OTHERWISE SPECIFIED, SHALL BE VOTED FOR ELECTION OF DIRECTORS, FOR PROPOSAL 2 AND FOR PROPOSAL 3. Authorized Signatures – This section must be completed for your vote to be counted – Date and Sign Below. Please Sign Here (Signature 1)Please Date Above Please Sign Here (Signature 2)Please Date Above PROXY TABULATOR FOR HURCO COmPAnies, inC. BOX 8016 CARY, nC 27512-9903 Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title. Corporations should provide the full name of the corporation and title of the authorized officer signing the proxy. Non-Voting Items – Change of Address – please print your new address above Comments – please print your comments above

Proxy — Hurco Companies, inc. Annual meeting of shareholders march 11, 2021, 10:00 a.m. (eastern Time) This Proxy is solicited on Behalf of the Board of directors The undersigned appoints Michael Doar and Richard Porter (the “Named Proxies”) or either of them, as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Hurco Companies, Inc., the undersigned is entitled to vote at the Annual Meeting of Shareholders of Hurco Companies Inc. to be held in virtual format only, via webcast, on Thursday, March 11, 2021 at 10:00 a.m. Eastern Time and all adjournments thereof. Please separate carefully at the perforation and return just this portion in the envelope provided. To elect eight directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualify; To approve, in an advisory (non-binding) “say-on-pay” vote, the compensation paid to our named executive officers; To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2021; and To transact such other business as may properly come before the meeting or any adjournments thereof. The Board of Directors recommends a vote “FOR” items 1, 2, and 3. This proxy, when properly executed, will be voted in the manner directed herein. if no direction is made, this proxy will be voted “FOR” all nominees for director and “FOR” each proposal. in their discretion, the named Proxies are authorized to vote upon such other matters that may properly come before the Annual meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (see ReVeRse side) but you need not mark any box if you wish to vote in accordance with the Board of directors’ recommendation. The named Proxies cannot vote your shares unless you sign and return this card.